Exhibit 2.1
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into as of the 28th day of October, 2009 (the “Execution Date”), by and among Magnum Hunter Resources Corporation, a Delaware corporation (“Parent”), Triad Hunter, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Buyer”), Triad Energy Corporation, a West Virginia corporation (“Triad”), Alpha Drilling Ltd., an Ohio limited liability company (“ADL”), Triad Resources, Inc., an Ohio corporation (“TRI”), and Triad Oil and Gas Co., Ltd., an Ohio limited liability company (“TOG,” and together with Triad, ADL, and TRI, “Sellers” and each, individually, a “Seller”). Sellers, Parent and Buyer may be referred to herein individually as a “Party” or collectively as the “Parties.”  Certain defined terms used in this Agreement are set forth in Appendix A (Appendix of Definitions) attached hereto and made a part hereof.

BACKGROUND

A.  Sellers are engaged in the exploration, development and production of oil and natural gas (the “Business”). On December 31, 2008 (the “Petition Date”), Sellers and their affiliates, TriTex Resources, L.L.C., an Ohio limited liability company (“TTR”), and TriTex Energy, L.L.C., an Ohio limited liability company (“TTE”), each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code and such petitions are being jointly administered in proceedings (collectively, the “Bankruptcy Cases”) by the Bankruptcy Court. The Bankruptcy Cases are being jointly administered under Case No. 08-62733 (the “Bankruptcy Estate”).

B.  As of the Petition Date, Triad, TRI, TOG, TTR and TTE were indebted to a syndicate of banks that includes Capital One, as agent bank (“Capital One”), Citibank, N.A. (“Citibank”) and Allied Irish Bank (“AIB”) in the principal amount of $69,970,000.00 (the “Triad Debt”). Capital One, Citibank, AIB and any successor holding any of the Triad Debt are collectively referred to herein as the “Triad Secured Lenders.”

C.  As of the Petition Date, ADL was indebted to Wesbanco Bank, Inc.(“Wesbanco”) in the principal amount of $3,009,990.04 (the “Wesbanco Debt”).

D.  Buyer desires to purchase the Subject Assets (as defined below) pursuant to the applicable sections of the Bankruptcy Code and to assume the Assumed Liabilities (as defined below) from the Sellers, on the following terms and conditions.

E.  Sellers desire to sell the Subject Assets and to assign the Assumed Liabilities to Buyer or to one or more Affiliates of Buyer designated by Buyer, on the following terms and conditions.

NOW THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1  Transfer of Subject Assets.  On the terms of and subject to the conditions in this Agreement, Sellers will sell, convey, transfer, assign and deliver to Buyer and/or its nominee, on the Closing Date, all of Sellers’ right and title to and interest in all of the operating assets of Triad, TRI and ADL, except the Excluded Assets (as defined below) (collectively the “Subject Assets”) including but not limited to:

(a)  The oil and gas leases including any leaseholds, record title and operating rights, royalty interests or overriding royalty interests owned by Sellers in such leases (the “Mineral Leases”), including but not limited to those listed on Schedule 1.1(a);

(b)  The oil, gas, disposal and injector wells (the “Wells”) listed on Schedule 1.1(b);

(c)  All pipelines listed on Schedule 1.1 (c);

(d)  All inventory including new materials, spare parts, replacement parts and supplies, including the property set forth on Schedule 1.1(d);

(e)  All fixed assets, leasehold improvements, vehicles and production equipment, including the property set forth on Schedule 1.1(e);

(f)  All prepaid expenses, prepaid rents, prepaid insurance, utility deposits and deposits on contractual obligations related to Subject Assets, including the items set forth on Schedule 1.1(f);

(g)  All backlog, claims and rights under contracts, distribution agreements, supplier agreements, purchase orders, work orders, leases of equipment, machinery, vehicles, production machinery, tooling and office furniture and equipment and other items of personal property, including the property set forth on Schedule 1.1(g);

(h)  All licenses, Permits, franchises, certificates, approvals and authorizations necessary to conduct the Business, including the property set forth on Schedule 1.1(h);

(i)  The benefit of third-party representations, warranties and guarantees, supplier lists, customer lists, business plans and strategies, marketing materials and plans, trade secrets, know-how, computer software and programs, the names “Triad,” “Triad Resources,” “Triad Energy,” “Alpha Drilling,” and “Triad Oil & Gas,” any derivative or combination of those names and all trademarks and other names or slogans used by Sellers in connection with the Business or its products, including all goodwill associated therewith and all patents, patentable inventions and other Intellectual Property and Proprietary Property of any kind used in the Business, including all copyright interests, whether or not patentable or registerable, including the property set forth on Schedule 1.1(i);

(j)  All other personal property including product catalogs, advertising materials, stationery, purchase order forms, sale order forms and invoices, including the property set forth on Schedule 1.1(j);

(k)  All rights in, to and under the leases of real estate, other than the Mineral Leases described above, identified on Schedule 1.1(k) (collectively, the “Other Real Estate Leases”);

(l)  All files, books and records (“Books and Records”) of Sellers relating to the Business (but excluding Sellers’ Retained Records), all as the same exist on the Closing Date including, but not limited to, geological, plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, division orders, lease files, title opinions, abstracts, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other marketing information, all geophysical and seismic records except to the extent that the transfer of such geophysical or seismic records would violate existing licensing or other contractual restrictions on such transfer (“collectively “Sellers’ Records”);

(m)  To the extent assumed by Buyer, the rights of Sellers in each of the operating agreements set forth on Schedule 1.1(m);

(n)  To the extent assumed by Buyer, the gas purchase agreements together with the accompanying indemnifying division orders set forth on Schedule 1.1(n);

(o)  To the extent assumed by Buyer, the rights of Sellers in and to any gas balancing agreements; oil, gas, and condensate purchase and sale agreements; joint venture agreements; exploration agreements; farm-out agreements; farm-in agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; production purchase, gathering and processing agreements; third party contractor or supplier agreements; marketing agreements; seismic licenses and agreements; non-competition agreements and other contracts principally related to real property or oil and gas interests, as set forth on Schedule 1.1(o).

(p)  All intangible assets and goodwill of Sellers;

(q)  All of Sellers’ natural gas and oil revenue production;

(r)  All of Sellers’ natural gas, oil, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons produced from the Mineral Leases, products refined and manufactured therefrom and the accounts and proceeds from the sale thereof to the extent such production has been produced, or accrued, or is held on the Mineral Leases or in the tanks from and after the Closing Date;

(s)  All cash and cash equivalents relating to the Business existing and in the possession of Sellers at the Closing;

(t)  All accounts receivables of Sellers related to the Business existing as of the Closing; and

(u)  All well bonds posted by the Sellers in the States of Ohio and West Virginia and the Commonwealth of Kentucky, to the extent that the same are assignable.

The Subject Assets, whether or not specifically itemized above, that fall under the definition of Assigned Executory Contracts are subject to the terms of Section 6.5, and any Executory Contract that is not specifically designated by Buyer in accordance with the procedures set forth in Section 6.5 shall be an Excluded Asset (as defined below).

The assets listed on Appendix B (the “Excluded Assets”) shall be retained by Sellers and all rights and interests in, and obligations with respect to, the Excluded Assets shall remain the sole property, liability and obligation of Sellers.

Section 1.2  Assumption of Liabilities.  In addition to the payment of the Purchase Price, Buyer shall assume the Assumed Liabilities at the Closing.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any Excluded Liabilities or any other Liability of any predecessor of Sellers or any prior owner of all or part of its businesses and assets of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities (including the Excluded Liabilities) shall be retained by and remain obligations and liabilities of Sellers.

Section 1.3  Subject Assets Sold “As Is, Where Is”.  The Parties hereto agree that the Subject Assets sold pursuant to this Agreement are sold, conveyed, transferred and assigned on an “AS IS, WHERE IS” BASIS “WITH ALL FAULTS” and that except as expressly set forth in Section 1.4, Section 1.5 and Article III of this Agreement, Sellers make no representations or warranties, terms, conditions, understandings or collateral agreements of any nature or kind, express or implied, by statute or otherwise, concerning the Subject Assets or the condition, quality, or usefulness, of the Subject Assets, including without limitation any implied warranty of merchantability or fitness for a particular purpose, which warranties are also hereby expressly disclaimed.  The Parties further acknowledge and agree that no Party shall be liable under this Agreement for any lost profits or indirect, consequential, punitive or special damages under any circumstances.

Buyer confirms, acknowledges and agrees that it has inspected the Subject Assets prior to the execution of this Agreement to the extent that it wishes to do so and that Buyer is relying upon its own investigations and inspections of the Subject Assets with respect to the quality and condition thereof.

Section 1.4  Method of Conveyance and Transfer.  At Closing and subject to the Confirmation Order, Sellers shall transfer good and marketable title to the Subject Assets (and in the case of oil and gas assets, defensible title and in fee simple determinable) to Buyer free and clear of any and all Encumbrances other than the Assumed Liabilities.

Section 1.5  Delivery of Instruments of Transfer.  At Closing, Sellers shall deliver to Buyer such specific assignments, bills of sale, endorsements, certificates, leases, deeds, real property title documents and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, as shall be reasonably requested by Buyer to effectively vest in Buyer, as provided in the Confirmation Order issued pursuant to the Bankruptcy Code, good and marketable title to all the Subject Assets (and in the case of oil and gas assets, defensible title), including, but not limited to the bill of sale and assignment and assumption agreement, dated the Closing Date, in the form attached hereto as Exhibit A (the “Bill of Sale”), and the Assignment of Trademarks conveying the trademarks included in the Subject Assets to Buyer, in the form attached hereto as Exhibit B (the “Intellectual Property Assignment Agreement”). Simultaneously with the delivery of such instruments and agreements, Sellers shall put Buyer or its designees in actual possession and operating control of the Subject Assets.  In addition to the foregoing, at the Closing, Sellers shall also deliver all of the documents and agreements and other deliveries contemplated by Article VII.

Section 1.6  Conveyance of Title to Owned Real Property. Upon the terms and subject to the conditions set forth in this Agreement and as a part of the conveyance of the Subject Assets hereunder, Sellers agree to sell, assign, transfer, convey, and deliver the Owned Real Property to Buyer or one or more Affiliates of Buyer designated by Buyer at the Closing, and Buyer agrees to purchase and accept the Owned Real Property from Sellers at the Closing. Sellers shall convey title to the Owned Real Property to Buyer on the Closing Date by limited warranty deed(s) or the equivalent under the laws of the State in which the Owned Real Property is located (together, the “Deed”) in a form customarily used in the locality in which the Owned Real Property is located, subject, however, to Permitted Encumbrances.  Each Deed shall be executed in accordance with the requirements of the laws of the State in which such Owned Real Property is located and shall be in such form as will permit the Deed to be recorded.

Section 1.7  Further Assurances.  Sellers, at any time and from time to time after the Closing, upon request of Buyer, will do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better conveying, transferring, assigning and delivering to Buyer, or to its successors and assigns, and for aiding and assisting in collecting and reducing to Buyer’s possession, all of the Subject Assets.

ARTICLE II

PAYMENT OF PURCHASE PRICE

Section 2.1  Consideration.  The purchase price for the Subject Assets shall be the sum of the following amounts (collectively, the “Purchase Price”). At the Closing, the Purchase Price shall be paid as follows:

(a)  Cash.  Buyer shall pay Triad $8,000,000 in cash (the “Cash Payment”).

(b)  Preferred Stock.  Parent shall issue to Triad or its designees 4,000,000 shares of Parent’s Series B Redeemable Convertible Preferred Stock having an aggregate fair market value of $15,000,000 (the “Preferred Shares”). The certificate of designations for the Preferred Shares shall have the terms set forth on Schedule 2.1(b), and shall be in a form reasonably acceptable to Parent and Sellers.

(c)  Wesbanco Debt.  Buyer or Parent shall use their reasonable best efforts to negotiate in good faith to obtain a commitment letter on or before November 30, 2009 from Wesbanco (the “Wesbanco Commitment Letter”) for the assumption by Buyer or Parent of the Wesbanco Debt.  If the Wesbanco Commitment Letter is obtained by November 30, 2009, Buyer or Parent will enter into an agreement (the “Wesbanco Assumption Agreement”) at Closing to assume the Wesbanco Debt in accordance with the terms of the Wesbanco Commitment Letter.  If the Wesbanco Commitment Letter is not obtained by November 30, 2009, Buyer or Parent shall prepay the Wesbanco Debt at Closing.  Sellers (i) shall cooperate with Buyer and Parent in their efforts to obtain the Wesbanco Commitment Letter and (ii) represent and warrant to Buyer and Parent that the Wesbanco Debt is prepayable at any time without penalty.  The assumption or repayment of the Wesbanco Debt shall include or constitute, respectively, a full and unconditional release of all personal guaranties of the Wesbanco Debt.

(d)  Triad Debt.  At Closing, Buyer or Parent shall, in accordance with Section 5.1, use reasonable best efforts to enter into a new term loan facility (or an amended and restated loan facility), in form and substance reasonably acceptable to Buyer, in an original principal amount of not less than $55,000,000 (the “New Term Loan”) with (i) the Triad Secured Lenders, or one or more of the Triad Secured Lenders and such other lenders as may be a part of the new syndicate (the “Replacement Lenders”), or (ii) such other lender or lenders from which Buyer or Parent may choose to obtain financing.  Buyer shall either (x) assume $55,000,000 of the Triad Debt owed to the Triad Secured Lenders pursuant to the New Term Loan or (y) use the proceeds of the New Term Loan to pay off $55,000,000 of the Triad Debt owed to the Triad Secured Lenders.  The New Term Loan shall mature five (5) years from the effective date of the Plan, shall be secured by first priority liens and security interests on the Subject Assets and shall include the following terms, or such other terms reasonably acceptable to Buyer: amortization for the New Term Loan will be $10 million in each of the first four (4) years and $15 million in the final year; and interest shall be payable at LIBOR plus 350 bps, but not less than 5.00%.

As additional consideration, Buyer shall assume the Assumed Liabilities at the Closing.

Section 2.2  Use of Cash Payment.  On the Closing Date, the Cash Payment, minus the dollar amount in the Escrow Account at the time of Closing (which shall be credited against the Cash Payment in accordance with Section 2.4) (the “Holdback Amount”), will be deposited into the Escrow Account to be held, maintained and administered by a bank of recognized standing that is mutually acceptable to the Parties to serve as escrow agent (the “Escrow Agent”) in strict accordance with the Escrow Agreement.  The Holdback Amount shall be used to pay the Closing Costs in accordance with Section 5.3.  Any amount remaining in the Escrow Account after paying or providing for the payment of Closing Costs and escrow fees shall be returned to Buyer as approved by the Bankruptcy Court.  Sellers shall cooperate with Buyer and use reasonable best efforts to gain such approval by the Bankruptcy Court as soon as is reasonably practicable following the Closing.

Section 2.3  Resolution of Environmental Defects and Title Defects.  Upon the receipt of a proper Title Defect Notice or Environmental Defect Notice, the Cure Cost  for each such Title Defect and Environment Defect shall be journalized. If the aggregate Cure Costs for any uncured Title Defect or Environmental Defect on the date that the Examination Period ends is equal to or less than $4,050,000, Buyer shall be deemed to have accepted such Title Defects and Environment Defects for all purposes and shall be solely responsible for the Cure Costs and there shall be no set off or reduction in the Purchase Price or the Cash Payment.  If the aggregate Cure Costs for any uncured Title Defect or Environmental Defect on the date that the Examination Period ends is in excess of $4,050,000, Sellers shall have the option, but not the obligation, to either cure such Title Defect or Environmental Defect prior to Closing, at Sellers’ sole cost and expense, or reduce the Purchase Price by an amount, on a dollar-for-dollar basis, that is equal to amount of the aggregate Cure Costs that are in excess of $4,050,000.

Section 2.4  Deposit.  On or prior to November 6, 2009, Buyer shall deposit with the Escrow Agent the sum of $1,000,000 (the “Deposit”). Parent may fulfill its requirement to make the Deposit by delivering cash and/or newly issued common shares of Parent (the “MHR Stock”) to the Escrow Agent for deposit in the escrow account (the “Escrow Account”). So long as the aggregate fair market value of the cash and MHR Stock equals at least $1,100,000 ($1,000,000 if the Deposit is entirely cash) at all times from the date of deposit through 11:00 a.m. (Cleveland, Ohio time) on the business day immediately preceding the Closing Date (the “Deposit Conversion Date”), Buyer will be deemed to have met its obligation under this Section 2.4. During the period commencing November 6, 2009 until the Deposit Conversion Date (the “Applicable Period”), the MHR Stock shall at all times be valued at the volume weighted average price of Parent’s common stock on the NYSE Amex over the period of twenty (20) consecutive trading days ending on the trading day immediately preceding the date as of which the fair market value is being determined.  If at any time during the Applicable Period the fair market value of the cash and the MHR Stock in the Escrow Account is less than $1,100,000 ($1,000,000 if the Deposit is entirely cash), (i) Sellers shall promptly provide written notice to Parent and (ii) Parent shall promptly, and in any event within five (5) business days following Parent’s receipt of such notice, deliver to the Escrow Agent such cash and/or additional number of shares of MHR Stock so that the value of the cash and all MHR Stock deposited with the Escrow Agent equals or exceeds $1,100,000 ($1,000,000 if the Deposit is entirely cash).  MHR Stock in the Escrow Account shall be, and at all time remain, free and clear of any and all Encumbrances and shall be accompanied by power or powers of attorney executed in blank and any other documentation the Escrow Agent reasonably shall require to facilitate the transfer of title of the MHR Stock or to permit the holder thereof to sell or otherwise convert the MHR Stock to cash.  The Deposit shall be administered by the Escrow Agent in accordance with the Escrow Agreement.  Prior to 11:00 a.m. (Cleveland, Ohio time) on the Deposit Conversion Date, Parent shall deliver $1,000,000 in cash, less any cash in the Escrow Account, to the Escrow Agent in substitution of the MHR Stock, whereupon the Parties shall authorize the Escrow Agent to return to Parent the MHR Stock then on deposit in the Escrow Account.  If Parent, for any reason, has failed to substitute cash for the MHR Stock prior to 11:00 a.m. (Cleveland, Ohio time) on the Deposit Conversion Date, the Escrow Agent shall transfer the MHR Stock to a brokerage account established in the name of Triad or its nominee, whereupon the owner of such brokerage account may immediately sell such MHR Stock on the open market as soon thereafter as is practicable at the then prevailing price(s) and deposit the net proceeds of such sale(s) in the Escrow Account; provided however, any such sale must be conducted in a reasonably prudent manner.  If, for any reason, the amount of funds in the  Escrow Account by the end of the Deposit Conversion Date does not equal or exceed $8,000,000, Parent shall immediately deposit such cash as may be required to restore the balance of funds in the Escrow Account to $8,000,000. All funds in the Escrow Account (i) shall be credited against the Cash Payment required to be made by Buyer at the Closing, or (ii) shall be fully distributed to the Parties as provided in Section 10.2.

Section 2.5  Tax Allocation of Purchase Price.  Prior to the Closing, Buyer and Sellers shall work together to agree on the allocation of the Purchase Price among the Subject Assets in accordance with Code Section 1060 and applicable Treasury Regulations (and similar provisions of state or local law).  The allocations required under the preceding sentence shall be prepared for each Seller.  For purposes of making the allocations required under Code Section 1060, Buyer and Sellers agree that the value of the Preferred Shares shall be $15,000,000.  To the extent that Buyer and Sellers agree on the allocation of the Purchase Price for each Seller, the allocation shall be set forth on Schedule 2.5 to be included in this Agreement at the Closing and Buyer and each of Sellers shall file, in accordance with Section 1060 of the Code an Asset Allocation Statement on Form 8594 which reflects the allocations set forth on Schedule 2.5 for the Subject Assets with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other Party with a copy of the Form 8594 being filed. Each Party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the aggregate consideration which differs from the allocation set forth on Schedule 2.5.  Notwithstanding any other provisions of this Agreement, this Section 2.5 shall survive the Closing Date without limitation, and shall not be an admission of and shall not be evidence of the value of any of the Subject Assets on Sellers’ Bankruptcy Cases or any other related proceeding, and shall be for tax purposes only.  To the extent that Buyer and Sellers are unable to agree on the allocation of the Purchase Price for each Seller, then Buyer and each Seller shall be free to file a Form 8594 completed by such party.

Section 2.6  Transfer Taxes.  All applicable sales and transfer taxes (“Transfer Taxes”), if any, arising by reason of the transfer of the Subject Assets under this Agreement will be paid by Buyer.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLERS

Sellers hereby represent and warrant jointly and severally to Buyer and Parent as follows:

Section 3.1  Organization and Good Standing.

(a)  Triad is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. TRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. ADL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. TOG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Sellers have full power and authority to carry on the Business as and where now conducted and to own or lease and operate their respective properties as and where now owned or leased and operated by them, and are duly qualified to do business in every jurisdiction in which the property owned, leased or operated by them, or the nature of the business conducted by them, makes such qualification necessary.

(b)  Set forth on Schedule 3.1(b) is a true and correct list of all jurisdictions where each of Sellers has material business operations  or owns or leases property.

(c)  Set forth on Schedule 3.1(c) is a true and correct organization chart indicating Sellers and their respective corporate parents and subsidiaries as of the date of this Agreement and as of the Closing.

Section 3.2  Authority.  Subject to the entry of the Confirmation Order, (i) each Seller has all requisite power and authority, corporate, trustee, partnership or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates, and instruments to be executed by it in connection with or pursuant to this Agreement (together with this Agreement, the “Sellers’ Documents”); (ii) the execution, delivery, and performance by each Seller of each Seller Document to which it is a party has been duly authorized by all necessary action, corporate or otherwise, on the part of such Seller; (iii) this Agreement has been, and at the Closing the other Sellers’ Documents will be, duly executed and delivered by each Seller that is a party hereto and thereto; and (iv) this Agreement is, and upon execution and delivery, each of the other Sellers’ Documents will be, a legal, valid, and binding agreement of each Seller that is party hereto and  thereto, enforceable against such Seller in accordance with their respective terms.

Section 3.3  No Violation or Consents.  Subject to the entry of the Confirmation Order, except as set forth on Schedule 3.3, neither the execution, delivery and performance of this Agreement by the Sellers, nor the consummation of the transactions contemplated hereby will (a) violate or conflict with any provision of the certificate of formation or incorporation, as applicable, bylaws, operating agreement or other governing documents of Sellers (b) require the consent, waiver, approval, license or authorization of or any filing by Sellers  with any third party or public authority, (c) violate, conflict with or result in a breach of or the acceleration of any material obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Subject Assets, other than the Permitted Encumbrances, or (d) to Sellers’ knowledge, violate or conflict with any law, rule, regulation, permit, ordinance or regulation applicable to the Subject Assets to be transferred to Buyer or its nominee hereunder.

Section 3.4  Compliance with Law.  Except as set forth on Schedule 3.4:

(a)  Except as otherwise specifically directed by the Bankruptcy Court, Sellers have conducted and continue to conduct the Business in accordance with all Laws applicable to Sellers and the Subject Assets. To Sellers’ knowledge, Sellers are not now, and at Closing will not be, in material breach of any Mineral Leases.

(b)  All filings and notices relating to the Mineral Leases, or the ownership or operation thereof, required to be made by Sellers with all Governmental Authorities have been made by or on behalf of Sellers other than filings or notices for which the failure to provide is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Sellers.

(c)  Sellers hold all of the Permits necessary for the operation of the Business as currently conducted, other than Permits for which the failure to hold is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on Sellers or the Subject Assets.  All such Permits are valid and in full force and effect and, except as set forth on Schedule 3.4, there are no proceedings pending or, to Sellers’ knowledge, threatened that are reasonably expected to result in the revocation, cancellation, suspension or modification of any material Permits and such Permits are readily transferable to Buyer without material expense.  Except as set forth on Schedule 3.4, there are no proceedings pending or threatened (i) with respect to any alleged failure to have all Permits required in connection with the operation of the Business as currently conducted, or (ii) with respect to any valid requirement to plug or abandon any Well in which Sellers own an interest or that is located on any of the Mineral Leases.

Section 3.5  Litigation.  Except for Matthew Bailey v. Triad Energy Corporation (Case No. 07-C-43, Pleasants County Court, West Virginia), Abicht Estate and Triad Energy Corporation v. James Smith, et. al. (Case No. 05-C-23, Pleasants County Court, West Virginia), Kathy Tucker v. Triad Resources, Inc. (Case No. ###-##-####, Unemployment Compensation Review Commission, Columbus, Ohio), David Linger v. Triad Resources, Inc. (Case No. 08-C-141, Magistrate Court of Clay County, West Virginia) and David Linger v. Triad Resources, Inc. (Case No. ###-##-####, Charleston UC, Charleston, West Virginia), there is no action, suit, proceeding in equity or law, arbitration or administrative or other proceeding or any investigation by any person (including, without limitation, any Governmental Authority) pending or threatened against or affecting Sellers or the Subject Assets that, if adversely determined, would have a Material Adverse Effect upon the Subject Assets or Sellers’ ability to perform their obligations under this Agreement or upon the consummation of the transactions described herein.  None of the Subject Assets are subject to any adverse order, judgment, injunction, writ or decree.

Section 3.6  Financial Statements and Reports; Material Liabilities.  Sellers have (i) provided Buyer with true and correct copies of the balance sheet and the related statements of income and cash flows for each of the Sellers  as of December 31, 2008 and (ii) filed with the Bankruptcy Court  the balance sheet and the related statements of income and cash flows for each interim period with respect to which Sellers have been required to file such documents with the Bankruptcy Court in the Bankruptcy Cases, including the balance sheet and the related statements of income and cash flows for each of the Sellers as of September 30, 2009 (the “Last Balance Sheet Date”) .  The items provided in accordance with clauses (i) and (ii) above are referred to as the “Financial Statements.” The Financial Statements are true and accurate  and were prepared in accordance with sound accounting practices applied on a consistent basis with the past practices of Sellers.

Section 3.7  Absence of Certain Changes. Except as ordered by the Bankruptcy Court and disclosed in the filings made by the Sellers with the Bankruptcy Court in connection with the Bankruptcy Cases on or before October 27, 2009 (the “Sellers’ Bankruptcy Filings”), since the Last Balance Sheet Date, each Seller has conducted its business in the ordinary course and there has not been any:

(a)  Material Adverse Effect on the Subject Assets or in the financial condition, liabilities, Business or results of operations of Sellers;

(b)  sale, assignment or transfer of any of the material assets of Sellers;

(c)  any breach of, or default under, any Material Contract by Sellers;

(d)  revaluation by any Seller of its assets, including without limitation, any write-offs, increases in any reserves or any write-up of the value of inventory, property, equipment or any other asset;

(e)  destruction or loss of any Subject Asset; or

(f)  increase in the compensation of officers or employees of Sellers (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any such officer or employee or any severance or termination pay or any modification of any employee benefit plan to which any of Sellers is a party.

Section 3.8  Material Contracts.

(a)  As of noon, Dallas, Texas time, on October 27, 2009, Sellers’ electronic data room (the “Data Room”) contained true and correct copies of all contracts or other agreements to which Sellers are a party or are bound, or by which any of the Subject Assets are bound, as of October 28, 2009, whether or not made in the ordinary course of business, which are material to the operation of the Business, including those contracts set forth on Schedule 1.1(m), Schedule 1.1(n), and Schedule 1.1(o) (collectively, the “Material Contracts”). Schedule 3.8 (a) sets forth a true and complete list of all Material Contracts.  On Schedule 3.8(a), Sellers have indicated which Material Contracts are also Executory Contracts.

(b)  Except as set forth on Schedule 3.8(b), subject to the orders of the Bankruptcy Court, (i) each Material Contract is a valid and binding agreement of those Sellers that are party thereto, enforceable in accordance with its terms; (ii) Sellers have performed, and, to Sellers’ knowledge, each other party has performed or will perform, each material term, covenant and condition of each Material Contract required to be performed as of the date hereof and as of the Closing; and (iii) to Sellers’ knowledge, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a default by Sellers under any of the Material Contracts.

(c)  Except as disclosed in Sellers’ Bankruptcy Filings, there are no on-going renegotiations of, or attempts to renegotiate, any amounts paid or payable to Sellers under any of the Material Contracts and no party has made written demand for such renegotiations.  Except as set forth on Schedule 3.8(c), Sellers have not, with respect to the Material Contracts: (i) become overproduced as to any Well or Mineral Lease so as to have a balancing obligation relative thereto, nor has it otherwise received any quantity of natural gas or liquids, condensate or crude oil to be paid for thereafter other than in the normal cycle of billing; or (ii) received prepayments, advance payments or loans which will require the performance of services or provision of natural gas or liquids, condensate or crude oil under such Material Contracts on or after the Closing Date without being currently paid therefor other than in the normal cycle of billing.  Except as set forth on Schedule 3.8(c), Sellers are not obligated, by virtue of prepayment arrangement, make up right under production sales contract containing a “take or pay” or similar provision, gas balancing agreement, production payment or any other arrangement to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Leases at some future time without then or thereafter receiving the full contract price therefor.  Except as set forth on Schedule 3.8(c) or in any Material Contract, there is no call upon, option to purchase or similar right to obtain hydrocarbons from the Mineral Leases in favor of any person other than pursuant to renewal rights or automatic renewal provisions contained in existing contracts for the sale of hydrocarbons.

Section 3.9  Mineral Lease Provisions.  All Mineral Leases are in force and effect and Sellers are not to Sellers’ knowledge in material breach of any Mineral Lease.  Schedule 3.9(a) sets forth a true and complete list of the Net Revenue Interests and Working Interests of the Sellers with respect to all Sellers’ Mineral Leases and the Wells associated therewith.  Except as set forth on Schedule 3.9(b), all rentals, royalties, overriding royalty interests and other payments due under each of the Mineral Leases have been timely and accurately paid, except (i) to the extent Sellers’ were specifically directed not to pay such amounts by the Bankruptcy Court, and (ii) amounts that are being held in suspense as a result of returned mail, checks not negotiated, or title issues in circumstances that do not provide any third party a right to terminate any such Mineral Lease.  Schedule 3.9(b) lists the accrued suspense funds as of October 28, 2009.

Section 3.10  Sale Contracts.  Except as set forth on Schedule 3.10 and for (a) contracts governing the sale of oil or gas in the ordinary course which are terminable by Sellers without penalty on sixty (60) or fewer days’ notice, or (b) the disposition in the ordinary course of equipment no longer suitable for or used in oil and gas field operations, there are no contracts, agreements or options to which any of Sellers are a party outstanding for the sale, exchange or transfer of any of Sellers’ interest in the Subject Assets or any portion thereof.

Section 3.11  Title to Properties.

(a)  At Closing and subject to the Confirmation Order, Sellers shall transfer the Subject Assets to Buyer, which, pursuant to the Confirmation Order, shall be free and clear of all Encumbrances (other than Permitted Encumbrances).  Except as set forth on Schedule 3.11, the Subject Assets constitute all of the assets necessary for the conduct of the Business as it is now being conducted.

(b)  Schedule 1.1(a) and Schedule 1.1(b) contain a true and correct lists of all Mineral Lease and Wells, respectively, owned or leased by Sellers for use in connection with the Business at the Closing. True and correct copies of each Mineral Lease, leases and other agreements evidencing Sellers’ ownership or lease rights with respect to the other Subject Assets were available to Buyer through the Data Room as of October 27, 2009. Sellers own or lease, subject to their rights and the rights of third parties under joint operating agreements where applicable, all inventory, fixed assets, leasehold improvements, vehicles, production equipment, and other personal property currently used in connection with the Subject Assets of which a Seller is the operator of record; provided, as to such property currently used with Subject Assets of which Sellers are not the operator of record, Sellers only represent and warrant that Sellers have an interest in such property commensurate with their Working Interest.  Schedule 3.11(b) contains a list of all leased personal property used in connection with the Subject Assets of which a Seller is the operator of record and Other Real Estate Leases and, except as set forth on Schedule 3.11(b), all of such leases are assignable without the consent of a third party.

(c)  Sellers own all rights of way and related surface damage agreements that are currently used with the operation of the Subject Assets or the production, treatment, storage, sale or disposal of hydrocarbons, water or other minerals or substances produced from the Mineral Leases, and all of same are assignable.

Section 3.12  Environmental Matters.

(a)  As to the operation of the Business, and with respect to the Subject Assets, except as disclosed in the Sellers’ Bankruptcy Filings, there are no Environmental Defects.

(b)  Sellers have not entered into, agreed in writing to, or are subject to any Encumbrance or other similar requirement of any third party or Governmental Authority under any Environmental Laws;

(c)  The Data Room contains true and correct copies of all environmental assessment or audit reports and other similar studies or analyses and all environmental information in its possession relating to the Subject Assets or the Business, including, but not limited to, pending or threatened (a) lawsuits, (b) action, complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or third party, (c) civil or criminal penalties, or (d) other unresolved orders based on any noncompliance with Environmental Laws, which items (a) through (d) have been available to Buyer on the Data Room as of October 27, 2009.

Section 3.13  Owned Real Property.

(a)  The Data Room contains a true and complete list (as of the date of this Agreement) of, and copies of all material agreements relating to, each parcel of real property owned by Sellers and used in the Business (collectively, the “Owned Real Property”), which list is attached hereto as Schedule 3.13. Sellers own good and marketable title to the Owned Real Property in fee simple, and free and clear of all Encumbrances (whether or not of record), except for the Permitted Encumbrances.

(b)  There are no proceedings in eminent domain or other proceedings pending or, to Sellers’ knowledge, threatened, affecting any portion of the Owned Real Property or any means of ingress or egress thereto.

(c)  The Owned Real Property and present uses and operations thereof comply with, and no Seller has received written notice from any Governmental Authority that a portion of the Owned Real Property, or any building or improvement located thereon, currently violates, any Law in any material respect. No Owned Real Property is subject to any written governmental decree or order specifically issued with respect to such Owned Real Property (or, to the knowledge of Sellers, any threatened or proposed order) requiring the repair, removal or alteration of any improvement located on such Owned Real Property.

Section 3.14  Employee Benefit Plans.

(a)  Set forth in Schedule 3.14(a) is a true and correct list of all of Sellers’ Employee Benefit Plans.

(b)  As of noon, Dallas, Texas time, on October 27, 2006, the Data Room contained a true and correct copy of each of Sellers’ Employee Benefit Plans, if any, all of which were available to Buyer on the Data Room.

(c)  Each Employee Benefit Plan is and at all times has been maintained, funded, operated, administered and invested in compliance with the terms of such Employee Benefit Plan and all applicable Laws, including ERISA, and the Code and Sellers have performed all of their material obligations under each Employee Benefit Plan. All contributions required to be made to any Employee Benefit Plan by applicable Laws or by the terms of such Employee Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the Effective Date, have been timely made or paid in full.  None of the Subject Assets is encumbered by any indebtedness to any Employee Benefit Plan, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other individual or agency.

Section 3.15  Labor Matters.  None of the Sellers is a party to any collective bargaining agreement with respect to any of Sellers’ employees.  Except as set forth on Schedule 3.15, to Sellers’ knowledge, none of the employees of Sellers are represented by any labor union and none of the Sellers have any knowledge of any union organizational efforts involving Sellers’ employees during the past five (5) years.

Section 3.16  Proprietary Property.

(a)  Schedule 3.16 identifies (i) each patent or trademark, trade name, service mark or copyright registration which has been issued to Sellers and has not expired with respect to any Proprietary Property (with any relevant registration numbers identified), (ii) each pending application for registration of a trademark, trade name, service mark or copyright which any Seller has made with respect to any Proprietary Property, and (iii) each license, sublicense, agreement or other permission, relating to Proprietary Property to which any Seller is a party, pursuant to which any Seller has granted to any third party the right to use any Proprietary Property.

(b)  Each item of Proprietary Property disclosed pursuant to Section 3.16(a) as owned by Sellers, and all internet web site content, software developed internally by Sellers, (i) is owned by Sellers, free and clear of any Encumbrances, other than Permitted Encumbrances, and (ii) is not currently the subject of any challenge, opposition, litigation or any other proceeding before any Governmental Authority.

(c)  Sellers have not interfered with, infringed upon, misappropriated or otherwise come into conflict with the intellectual property rights of any other Person, and no such claims have been asserted.

(d)  To the best of each Seller’s knowledge, no Person is infringing upon the Proprietary Property owned or used by Sellers, and no Seller has notified any Person that it believes that such Person is so infringing.

Section 3.17  Sellers as Debtor in Possession; No Trustee.  From the Petition Date through the Closing Date, Sellers have been at all times in their Bankruptcy Cases debtors-in-possession pursuant to Section 1107 of the Bankruptcy Code, and no trustee or examiner has been appointed in the Bankruptcy Cases.

Section 3.18  Brokerage and Finder’s Fees.  No shareholder, officer, director or agent of Sellers has incurred any liability to any broker, investment banker, finder or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement, except to RBC Capital Markets Corporation and Barrier Advisors, Inc., and which liability will be fully discharged and satisfied by Sellers at or prior to the Closing.  The terms and amount of such fees or commissions are set forth on Schedule 3.18.  Sellers shall indemnify and hold Buyer and Parent harmless from any cost or expense arising out of or relating to any claim for a brokerage fee or finder’s fee incurred as a result of any agreement of Sellers in connection with the transactions provided for in this Agreement or any of the Related Agreements.

Section 3.19  Assigned Executory Contracts.  A true and accurate copy of each Executory Contract was made available to Buyer through the Data Room.  All Executory Contracts are listed on Schedule 3.8(a), and every contract listed on Schedule 3.8(a) that is an Executory Contract is designated as an Executory Contract.

Section 3.20  Investment Intent.  Triad, or its designee, is acquiring the Preferred Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

Section 3.21  Restricted Company Shares.  Triad understands that the Preferred Shares have not been registered under the Securities Act or any state securities laws and constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

Section 3.22  Notice.  Sellers have provided notice of their intent to enter into this Agreement to all creditors and other parties in interest.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As a material inducement to Sellers to enter into this Agreement and the Related Agreements and all other agreements and documents executed by Sellers in connection with this Agreement and the Closing hereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements, Buyer and Parent, jointly and severally, represent and warrant to Sellers that:

Section 4.1  Organization and Good Standing.  Buyer is a limited liability company validly existing and in good standing under the Laws of the State of Delaware.  Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Buyer has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

Section 4.2  Authority.  Each of Buyer and Parent has all requisite power and authority, corporate, trustee, partnership or otherwise, to execute, deliver, and perform under this Agreement and the other agreements, certificates, and instruments to be executed by it in connection with or pursuant to this Agreement (together with this Agreement, the “Buyer Documents”).  The execution, delivery, and performance by each of Parent and Buyer of each Buyer Document to which it is a party has been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer or Parent, as applicable.  This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by each of Buyer or Parent, as applicable, if such Party is party thereto.  This Agreement is, and upon execution and delivery, each of the other Buyer Documents will be, a legal, valid, and binding agreement of Buyer or Parent, as applicable, enforceable against such Buyer or Parent, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally.

Section 4.3 No Violation of Charter Documents, Contracts or Laws.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of: (a) any provision of Buyer’s or Parent’s certificate of formation or incorporation, as applicable, bylaws, operating agreements or other charter documents, as applicable, as currently in effect; (b) any material contract to which Buyer or Parent is a party or bound; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Buyer or Parent, which, in the case of clauses (b) and (c), would have or be reasonably expected to have a Material Adverse Effect on Buyer or Parent or their ability to consummate the transactions contemplated by this Agreement.

Section 4.4  Subject Assets “As Is”/Release.  Except as otherwise provided herein, Buyer shall acquire the Subject Assets on an “As Is, Where Is” basis, “With All Faults” as described Section 1.3 and Sellers shall not be liable or bound in any manner by any oral or written statements or representations (other than those contained in this Agreement) relating to the Subject Assets.  Buyer represents, warrants and acknowledges that Buyer has been able to access the Data Room and that it entered into this Agreement on the basis of its own full investigation of all the facts and conditions underlying or relating to the Subject Assets and the Business.

Section 4.5  Articles of Organization; Corporate Minutes.  A true, accurate and complete copy of each of Parent’s and Buyer’s certificate of incorporation or certificate of formation, as applicable, and bylaws or other governing documents, and good standing certificates from the Secretary of State of the State of Delaware have been delivered to Sellers.

Section 4.6  Brokerage and Finder’s Fees.  No person acting on behalf of Buyer or Parent is or will be entitled to any brokers’ or finders fee, or any other commission or similar fee, directly or indirectly, from any of the Parties in connection with any of the transactions contemplated by this Agreement.

Section 4.7  Available Funds.  Buyer and Parent will have on the Closing Date sufficient funds available to it to perform all of their obligations under this Agreement, including, without limitation, to pay the Purchase Price in accordance with the terms of this Agreement and to assume the Assumed Liabilities.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1  Bank Commitment Letter.  On or before the Closing Date, Buyer or Parent will use reasonable best efforts to enter into the New Term Loan in accordance with the terms of Section 2.1(d).  Buyer or Parent shall deliver to Triad a signed commitment letter, on or before November 30, 2009, from (i) Capital One, AIB and the successor bank to Citibank or a single commitment letter from Capital One as agent bank, (ii) the Replacement Lenders, or a representative of the syndicate of the Replacement Lenders, confirming that the Triad Secured Lenders (or the Replacement Lenders), or (iii) such other lender or lenders from which Buyer or Parent chooses to obtain financing, stating that such lender or lender syndicate will fully fund the New Term Loan at the Closing (each a “Bank Commitment Letter”).

Section 5.2  New Equity Commitment.

(a)  On or before November 30, 2009, Parent shall provide Sellers and Triad Secured Lenders sufficient evidence of its financial abilities to consummate the purchase of the Subject Assets and to successfully and profitably deploy the Subject Assets following the Closing Date, including evidence that Parent will be able to issue and sell to investors additional common equity of not less than $10,000,000 to be fully funded prior to the Closing Date to fund the capital requirements of Triad operating assets set forth in that certain reserve report prepared by Cawley, Gillespie & Associates, Inc., dated as of January 1, 2009, through calendar year 2010.

(b)  Parent’s obligations pursuant to Section 5.2(a) shall be deemed to have been fully satisfied upon Parent’s delivery to Triad of either (i) engagement letter(s) from a qualified underwriter, or (ii) commitment letter(s) from a qualified investor, in either the case of clauses (i) or (ii) above, evidencing the commencement of the process of issuing additional common equity of not less than $10,000,000 (together, the “Equity Commitment Evidence”).

(c)  Additionally, Parent shall over the twenty-four (24) months period immediately following the Closing Date, invest an additional $5,000,000, in cash, in Buyer or any other entity holding the Subject Assets to fund the expansion or improvement of any pipeline, the drilling of wells and the new lease acreage in the Appalachian Basin Province.

Section 5.3  Use of Cash at Closing.  Any cash retained by the Bankruptcy Estate immediately following the Closing plus a portion of the Holdback Amount may, at Sellers’ discretion and subject to the written consent of Triad Secured Lenders or an order of the Bankruptcy Court, (a) be distributed to, or for the benefit of, the unsecured creditors of the Bankruptcy Estate, or (b) be used to cover closing costs, including investment banking and professional fees, principal and interest on DIP loans, and mechanics’ lien claims (collectively, the “Closing Costs”).  To the extent the Holdback Amount held in escrow is not applied to Closing Costs, any amount remaining in the Escrow Account will be paid to Buyer in accordance with the terms of the Escrow Agreement.  In no event shall any portion of the Holdback Amount be distributed to the Triad Secured Lenders.  Sellers shall provide to Buyer a list of estimated Closing Costs, including the amounts owed and the Persons entitled to such amounts.

Section 5.4  Due Diligence; Access to Information.

(a)  Buyer shall cooperate with Sellers and the Triad Secured Lenders in permitting each to continue to conduct reasonable due diligence on Buyer, its operations, directors, principal shareholders, officers and employees.

(b)  Between the date of this Agreement and the Closing Date, Sellers shall give to Buyer and its representatives reasonable access to the Subject Assets and all of Sellers’ Books and Records, and shall permit Buyer and its representatives to make copies thereof, and Sellers shall permit Buyer to interview Sellers’ executive officers during reasonable business hours and upon reasonable prior notice. All documents reviewed or produced by Buyer during its due diligence review are referred to herein collectively as the “Diligence Report.” The Parties acknowledge that Parent and Sellers have entered into a confidentiality agreement (the “Confidentiality Agreement”) and Parent and Buyer each confirm that it and its affiliates, agents and other representatives are bound by and will comply with their respective obligations thereunder and that information obtained in connection with this Agreement and the investigations and reviews undertaken in connection therewith will be subject to the terms of the Confidentiality Agreement.  The Parties agree that the provisions of the Confidentiality Agreement will survive the execution of this Agreement until the earlier of (i) the Closing, or, (ii) if this Agreement is terminated prior to Closing, the expiration of the Confidentiality Agreement in accordance with its terms.

(c)  From the date of this Agreement until 5:00 p.m. Central time on November 6, 2009 (the “Examination Period”), in addition to its regular due diligence efforts undertaken pursuant to this Section 5.4, Buyer may conduct a title examination and environmental examination as it may in its sole discretion choose to conduct with respect to the Subject Assets in order to determine whether Title Defects or Environmental Defects exist; provided that (i) such examination shall not interfere with Sellers’ business operations; (ii) Buyer and  its agents will evidence to Sellers the existence of an appropriate liability insurance policy in form reasonably satisfactory to Sellers insuring against claims for personal injury, death or property damage in an amount no less than $2,000,000 combined single limit for bodily injury and property damage; and (iii) Buyer and its agents shall not change, alter or remove any improvements or surfaces at the Subject Assets, perform test borings, drill or otherwise conduct any invasive activity in connection with such inspections and tests without Sellers’ prior written consent, which consent shall not be unreasonably withheld.

(d)  Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical, engineering and environmental records, in each case insofar as the same may now be in existence and in the possession of Sellers, provided, however, that Sellers may withhold access to (a) all legally privileged documents other than title opinions; and (b) information that Sellers are prohibited from disclosing by third party confidentiality restrictions; provided further that Sellers, upon request from Buyer, will use their reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer.  The cost and expense of Buyer’s examination, including but not limited to Buyer’s review of the title to the Subject Assets and environmental conditions on the Subject Assets will be borne solely by Buyer.

(e)  Buyer and Parent hereby, jointly and severally, agree to indemnify, protect, defend and hold Sellers’ and their respective owners, shareholders, managers, members, directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney fees and disbursements of counsel) in respect of injury or death to persons or damage or destruction to property resulting or arising from Buyer’s due diligence examination hereunder; provided, however, (i) that damages, for this purpose only, shall not include damages to the extent resulting solely from the discovery by Buyer, Parent or their respective  representatives of any pre-existing condition, and (ii) that in no event shall the amount that Buyer and Parent collectively owe Sellers pursuant to this paragraph exceed $1,000,000 in liquidated damages in the aggregate.

(f)  If Buyer or Parent discovers any Title Defect or Environmental Defect affecting any of the Subject Assets Buyer must notify Sellers of such alleged Title Defect or Environmental Defect prior to the expiration of the Examination Period.  To be effective, such notice (“Title Defect Notice” or “Environmental Defect Notice,” respectively) must be in good faith and must:

(i)  be in writing,

(ii)  describe the Title Defect or Environmental Defect in reasonable detail including the basis of the alleged defect (including any alleged variance in the Net Revenue Interest or Working Interest of any alleged Title Defect) and any supporting documents,

(iii)  identify the specific Subject Assets to which such Title Defect or Environmental Defect relates, and

(iv)  include Buyer’s good faith estimate of the cost to cure such Title Defect or Environmental Defect (the “Buyer’s Estimated Cure Cost”).

(g)  Sellers agree to consider in good faith each of Buyer’s Title Defect and Environmental Defect claims and Buyer’s Estimated Cure Cost.  If Sellers agree with Buyer’s Estimated Cure Cost with respect to a particular Title Defect or Environmental Defect, such costs shall be journalized (each a “Cure Cost”). If Sellers disagree that a Title Defect or Environmental Defect exists or the Parties can not agree on a Cure Cost, the Parties will submit such dispute to the Bankruptcy Court at the next available hearing date in order to settle such dispute and determine the Cure Cost to be journalized.

(h)  Notwithstanding anything to the contrary herein, at the end of the Examination Period, any matters that may otherwise constitute a Title Defect or Environmental Defect, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes; provided that, with respect to defects other than Title Defects or Environmental Defects, such waiver shall not limit or affect Buyer’s rights pursuant to Section 2.3.

(i)  Buyer shall provide copies to Sellers’ legal counsel of any such environmental or title studies and surveys conducted by Buyer if Buyer does not consummate the transactions contemplated by this Agreement.  In no event shall Buyer or Parent disclose the results of any report, survey or other information obtained by Buyer or Parent with respect to the environmental condition of the Subject Assets to any party other than Buyer’s lender or Buyer’s legal counsel unless required by law, in which event Buyer shall give Sellers no less than seven (7) business days prior written notice of such required disclosure before disclosing same.  Buyer shall at its cost and expense, return the Subject Assets to its condition existing prior to Buyer’s investigations, inspections or tests.

Section 5.5  Mutual Cooperation.

(a)  The Parties agree to execute and deliver all other instruments and take all such other actions that either Party may reasonably request from time to time, before or after Closing and without payment of further consideration, to effectuate the transactions provided herein and to confer to the Parties hereto the benefits intended by such transactions. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

(b)  Buyer agrees that, following the Closing, it shall provide Sellers and their representatives with such reasonable access to the documents, books, records and personnel (including without limitation all such books of account and tax records) as Sellers and their representatives may reasonably request and to make copies of the same in connection with (i) the preparation of tax returns or information returns, (ii) reports or other obligations by Sellers to governmental agencies, (iii) the administration of the Excluded Assets or Excluded Liabilities and (iv) the administration of the Bankruptcy Cases. Buyer shall preserve all such books and records for a period of seven (7) years after the Closing; provided, however, that Buyer shall have the right at any time to request in writing that Sellers take any such records and, if they do not agree to take the records within ten (10) Business Days after receipt of the request, Buyer may dispose of the records.

(c)  Sellers agree that, following the Closing, they shall provide Buyer and its representatives with such reasonable access to any Sellers’ Retained Records as Buyer may reasonably request and to make copies of the same in connection with (i) the preparation of tax returns or information returns, (ii) reports or other obligations by Buyer to governmental agencies, and (iii) such other matters as Buyer may require.

(d)  Buyer acknowledges that the official committee of unsecured creditors (the “Committee”) will require access to Sellers’ Records following the Closing. Buyer agrees to grant such access on such terms as the Committee may reasonably require to fulfill its statutory duties under the Bankruptcy Code, including granting access on three (3) days prior notice to Buyer. Buyer and Sellers agree that the failure of Buyer to comply with the provisions of this Section 5.5(d) shall give the Committee the right to seek enforcement of such provision in the Bankruptcy Court.

Section 5.6  Sellers’ Key Employees.  As of the Closing Date, Parent shall enter into employment agreements with Robert J. Roberts, John S. Tumis, Kimberly R. Arnold, Jeff Brammer, Mike Horan and Kyle Bradford (each a “Key Employee”) in substantially the form attached as Exhibit C (each a “Key Employee Employment Agreement”). Each Key Employee Employment Agreement shall be for a period of at least one (1) year and shall include (a) a base salary that shall not be less than the salary such employee receives from the Sellers as of the date hereof, (b) benefits commensurate with the benefits received by employees of Parent that are comparably situated to such Key Employee, and (c) a grant of stock options to purchase Parent common stock set forth on Appendix C. Nothing in this Agreement is intended to confer upon any employee of Sellers, other than the Key Employees, any rights or remedies, including, without limitation, any rights of employment of any nature or kind whatsoever. Sellers shall obtain from each Key Employee a signed agreement whereby such employee disclaims, to the extent permitted by law, the right to receive any severance pay or special transaction compensation, such as change in control payments, in connection with the transactions contemplated herein, and Buyer shall not assume any Liability associated with Sellers’ employees, whether for severance, continuation of any employee benefit plan instituted or carried out by the Seller or otherwise.  Parent shall make available to such Key Employees benefits commensurate with those benefits that it currently makes available to its own employees in accordance with its current practices and policies regarding such employee benefits.  No employee, person or entity shall be a third party beneficiary of this Section 5.6.

Section 5.7  Other Sellers’ Employees.  Sellers shall, on or before the Closing Date, terminate the employment of all of their employees including the Key Employees and Sellers shall remain solely liable and responsible for all obligations to their employees and former employees, including all salary, wages, bonuses, welfare and pension benefits, WARN Act Obligations and other compensation or benefits related to, in connection with or arising out of their employment with Sellers or the termination of their employment by Sellers in connection with the transactions contemplated by this Agreement or otherwise.

Section 5.8  Name Change.  On the Closing Date, Sellers shall, and hereby agrees to, unconditionally, irrevocably and in perpetuity, relinquish to Buyer all rights to the use of the names “Triad,” “Triad Resources,” “Triad Energy,” “Alpha Drilling,” and “Triad Oil & Gas,” and each of its trade names, trademarks and service marks in the Subject Assets and any and all derivative forms thereof.  Sellers shall, and shall cause each of its subsidiaries with a corporate name which includes all or a portion of a trade name, trademark or service mark included in the Subject Assets to, change its corporate name to a name which does not include all or a portion of any trade name, trademark or service mark included in the Subject Assets and shall make all necessary legal filings with the appropriate authorities to reflect such changes.  The Confirmation Order shall provide for the modification of the case caption on the proceedings before the Bankruptcy Court to reflect the change of the names of Sellers.

Section 5.9  Agreements with Bryden.

(a)  Parent shall nominate Bryden as a nominee to be elected to Parent’s board of directors, effective as of the Closing. Upon Bryden’s election to Parent’s board of directors, Bryden will have the same rights, duties and privileges as a director of Parent, which rights, duties and privileges are described on Exhibit D.

(b)  At the Closing, Bryden will enter into a three (3) year noncompetition agreement with Parent on customary terms in exchange for Parent’s payment to Bryden of $120,000 on the Closing Date.  Bryden may, at his option, terminate the noncompetition agreement at any time by paying Parent a lump sum equal to the product of (i) $120,000 multiplied by (ii) a fraction of which (A) the numerator is the number of days remaining in the three (3) year term of the noncompetition agreement and (B) the denominator is 1095.

Section 5.10  Further Assurances.

(a)  If any of the Parties becomes aware, prior to the Closing Date, that any of its representations, warranties or covenants is inaccurate or incapable of being performed in any material respect, then such Party shall promptly give written notice of such inaccuracy or incapability to the other Parties; provided, however, that nothing contained in this Section shall relieve the Party bound by such representation, warranty or covenant from complying with such representation, warranty or covenant.

(b)  The Parties shall each use reasonable efforts to cause the transactions contemplated herein to be consummated in accordance with the terms thereof and, without limiting the generality of the foregoing, shall use reasonable efforts to obtain all necessary approvals, waivers, consents, permits, licenses, registrations and other authorizations required in connection with the Related Agreements, including, but not limited to, the Confirmation Order.

(c)  The Confirmation Order shall contain provisions authorizing the representative of the Sellers after their reorganization pursuant to the Plan to sign any documents which may be required after closing or entry of the Confirmation Order to effectuate the transactions set forth herein.  The reorganized Sellers shall cause such representative to cooperate with Buyer in obtaining any necessary approvals, waivers, consents, permits, licenses, registrations or other authorizations in accordance with Section 5.10(b).

Section 5.11  Governmental Approvals.  The Parties shall each use reasonable efforts and shall proceed diligently and in good faith to, as promptly as practicable, obtain all consents, approvals or actions of, make all filings with and give all notices to, Governmental Authorities required to consummate the transactions contemplated by the this Agreement, if any.

Section 5.12  Publicity.  No public announcement, press release or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement shall be made by any Party prior to the Closing Date unless planned and coordinated jointly between the Parties, except to the extent otherwise required by applicable laws, rules or regulations governing the Parties, including the Bankruptcy Code, the Bankruptcy Rules, the federal securities laws and the rules and regulations of any applicable stock exchange.

Section 5.13  Conduct of Business.

(a)  Continuing Operations of Sellers. From the date hereof and prior to the Closing Date, and except (i) as otherwise contemplated by this Agreement, (ii) in accordance with an order of the Bankruptcy Court, or (iii) with the specific prior written consent of Buyer, Sellers covenant and agree with respect to the Business of the Sellers as follows:

(i)  Sellers shall conduct their business in the ordinary course, consistent with past practices, and shall make no dividend payments, intercompany payments, loans, advances or other distributions to any Person.

(ii)  No Seller shall enter into any contract or commitment, or make any expenditures, for property, plant or equipment in excess of $50,000 in the aggregate with respect to the Business.

(iii)  Sellers will continue to use their reasonable efforts, consistent with past practices, to preserve the Business intact and the goodwill of customers and others having business relations with Sellers and to keep available the employees of Sellers for possible employment by Buyer.

(iv)  Sellers will continue to maintain the Subject Assets in substantial accordance with past practices.

(v)  Except as provided in Section 6.5, Sellers will not terminate or materially modify any leases, contracts, governmental licenses, permits, or other authorizations or agreements affecting the real and/or personal properties of the Business or the operation thereof or any additional lease or contract of any nature affecting such properties or the operation thereof, except in the ordinary course of business consistent with past practice.

(vi)  Sellers will promptly notify Buyer of any Material Adverse Effect, after the date hereof and prior to the Closing Date.

(vii)  Sellers will not take, or agree to take, any action which would render any representation and warranty of Sellers inaccurate as of the Closing Date;

(viii)  Sellers will serve Buyer with all pleadings and documents filed by Sellers and their respective Affiliates in the Bankruptcy Cases.

(ix)  To the extent permitted by the Bankruptcy Court, each Seller will make arrangements for financing of the conduct of its Business in the ordinary course that are adequate to meet such Seller’s needs and will allow it to perform its obligations under this Agreement.

(x)  No Seller shall sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of the Subject Assets.

(xi)  No Seller shall: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, renew, amend (except for such amendments as may be required by applicable Law) or terminate any Employee Benefit Plan of any Seller, (ii) except as required by any Employee Benefit Plan of a Seller as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Employee Benefit Plan of Sellers as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an the applicable Employee Benefit Plan of any Seller) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the transactions contemplated by this Agreement.

(b)  Continuing Operations of Buyer and Parent.  Prior to the Closing Date, each of Buyer and Parent shall conduct their business (a) in the ordinary and usual course and (b) in compliance with all applicable laws, rules and regulations.

(c)  Officer Meetings.  To facilitate approval of restricted activities, executive officers of the Parties will use reasonable best efforts to meet, as necessary, to review matters relating to capital projects (including the expenditure of their budgeted capital expenditures, such as outstanding authorization for expenditures, the success of capital projects to-date, proposals to initiate new capital projects or substantially increase commitments to existing capital projects), commodity hedging or derivative transactions.

Section 5.14  Triad Holdings, P.L.L.  Prior to the Closing Date, Buyer and Triad Holdings, P.L.L. (“Holdings”) shall negotiate in good faith to reach an agreement by which Buyer, or Buyer’s designee, will acquire certain of the assets, including the leases, of Holdings.

Section 5.15  Casualty.  Sellers will maintain until Closing all existing insurance, at their sole cost and expense.  If any material portion of any Subject Asset shall be damaged or destroyed by fire or other casualty before the Closing, any Party may, at its option, and upon written notice prior to Closing to the other Parties, elect to exclude such Subject Asset from this Agreement.  In the event that the Subject Asset sought to be excluded is some or all of a Mineral Lease, the Purchase Price may be reduced by an amount mutually agreed to in writing.  If neither party elects to delete such Subject Asset from this Agreement, Sellers shall pay the deductible due under any insurance policy or policies insuring the same and deliver to Buyer, at Closing, any insurance proceeds actually received by Sellers by reason of such casualty, and assign to Buyer all of its right, title and interest in any claim under any applicable insurance policies in respect of such casualty.

Section 5.16  Assumption and Rejection of Contracts and Leases.

(a)           (a)  At the election of Buyer pursuant to written notice (a “Designation”) given to Sellers at any time prior to the date that is five (5) Business Days after the date of the Disclosure Statement Hearing and pursuant to the Plan, Sellers shall assume or reject, as directed by Buyer, any Executory Contracts or unexpired leases to which any of Sellers is a party or are otherwise bound.  Sellers shall give written notice to Buyer prior to the submission of any motion in their Bankruptcy Cases with respect to the assumption or rejection by Sellers of any Executory Contracts, and, without the prior consent of Buyer, Sellers shall not assume or reject any Executory Contract or unexpired lease related to the Subject Assets.  Promptly, but, in any event, no later than five (5) Business Days prior to the Plan Confirmation Hearing, Sellers shall provide Buyer with a written schedule containing Sellers’ best estimate of the costs of cure for each Executory Contract or unexpired lease to which any of Sellers is a party or is otherwise bound made the subject of a Designation.

(b)  Any monetary amount by which any of the Executory Contracts or unexpired leases made the subject of a Designation is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by the Sellers’ payment of such amount in cash, on or as soon as reasonably practicable after the Closing Date, or the effective date of the Plan, as applicable, or upon such other terms as Sellers (with the consent of Buyer), and the non-debtor party to such Executory Contract or unexpired lease may otherwise agree.  In the event of a dispute regarding (i) cure or (ii) the ability of Buyer or Sellers to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, the assumption of such Executory Contract or unexpired lease shall be conditioned upon resolution of such dispute by the Bankruptcy Court.  Sellers (with the consent of Buyer) or Buyer, as applicable, reserves the right either to reject or nullify the assumption of an Executory Contract or unexpired lease made the subject of a Designation no later than ten (10) days after a final order determining cure or any request for adequate assurance of future performance.

Section 5.17  Facilitation of Audited Financial Statements and Reserve Data for Possible Shelf Take-Down.  Promptly following execution of this Agreement and continuing as expeditiously as reasonable practicable thereafter, Sellers will, at Buyer’s expense with respect to any out-of-pocket expenses that would otherwise be borne by Sellers, make their financial and business records and personnel readily available, and will take all other actions as may be reasonably necessary (including taking all commercially reasonable efforts to secure the engagement and/or cooperation of the Sellers’ independent public accountants and independent petroleum consultants), (i) to conduct a financial audit of Sellers and the Subject Assets for the years ended December 31, 2006, 2007 and 2008; (ii) to prepare such information regarding the proved oil and gas reserves included in the Subject Assets, the future net cash flows therefrom and the standardized measure of discounted future net cash flows in accordance with the rules and regulations of the Securities and Exchange Commission; and (iii) otherwise to take such action as may be reasonably necessary to enable Parent to issue MHR Stock that has been registered under the Securities Act of 1933 for deposit in the Escrow Account pursuant to Section 2.4 hereof,  to sell securities in a “take-down” from Parent’s effective universal shelf registration statement on Form S-3 or to otherwise sell securities in a registered public offering or private placement; provided, however, that such action shall not require Sellers to incur any out-of-pocket costs or expenses or expose Sellers or any of their respective owners, shareholders, directors, members or employees to legal liability to Parent or Buyer or, in Sellers’ reasonable judgment after consultation with legal counsel, to any other person.

Section 5.18  Cure Procedures Concerning Oil and Gas Lease. Sellers shall follow the procedures concerning Cure Costs set forth in Section 6.5 as to all of Sellers’ oil and gas leases.  Prior to the hearing on the Disclosure Statement, Sellers shall file a verified list with the Bankruptcy Court of all of the oil and gas leases, which list shall include all of the names and addresses of the non-debtor parties to such leases.

Section 5.19  Release of Mechanics’ Liens.  Prior to Closing, Sellers shall use their reasonable best efforts to obtain releases of the claims that any entity may have for goods and/or services secured by a lien on the property or assets of any Seller with respect to which such goods and/or services were furnished or rendered including, without limitation, any claims for goods and/or services rendered in connection with any oil and gas wells or associated pipeline.

ARTICLE VI

BANKRUPTCY PROCEDURES, ETC.

Section 6.1  Bid Procedures; Buyer as Stalking Horse.  No later than the date which is five (5) Business Days after the Execution Date, Sellers shall file with the Bankruptcy Court a motion (the “Bid Procedures Motion”), in a form mutually acceptable to the Sellers and Buyer, requesting entry of an order (the “Bid Procedures Order”) granting all of the following:

(a)  Designation of Buyer as the “Stalking Horse” bidder for the Subject Assets;

(b)  Authorization of Sellers to pay Buyer the Sponsor Protection Fee (defined in Section 6.3(c) hereof) in accordance with the terms of this Agreement;

(c)  Scheduling a Disclosure Statement hearing for not later than December 16, 2009;

(d)  Scheduling the Plan confirmation hearing for not later than January 27, 2010;

(e)  Subject to the financial and other customary minimum qualifications as Sellers may seek in the Bid Procedures Motion, establishing and affixing One Million Five Hundred Thousand Dollars ($1,500,000) in cash (the “Initial Overbid”) as the initial increment by which any offer may seek to top the Stalking Horse bid valued at Eighty One Million Dollars ($81,000,000), as well as a deadline to make an overbid which shall not be later than the deadline for voting on the Plan; and

(f)  Subject to the Initial Overbid, establishing and affixing One Hundred Thousand Dollars ($100,000) in cash (the “Minimum Bid Increment”) as the Minimum Bid Increment for successive bids submitted at any auction.

Section 6.2  Plan of Reorganization, Disclosure Statement, and Notice. No later than the date which is five (5) Business Days after the Execution Date, Sellers shall file a Plan of Reorganization and Disclosure Statement to approve the asset sale contemplated by this Agreement (which may be combined with the Bid Procedures Motion) and give sufficient notice in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules and the terms and conditions of this Agreement.  Among other things, the Plan and Disclosure Statement shall seek entry of a Confirmation Order which provides for approval of the sale of the Subject Assets to Buyer and finds and determines that Buyer (i) is a good faith purchaser; (ii) is not a successor in interest to Sellers; and (iii) that the Preferred Shares are exempt from registration under Section 1145 of the Bankruptcy Code.  Sellers shall be responsible for giving notice under the Bankruptcy Code of the Plan, the Disclosure Statement and hearings thereon to all persons entitled to notice including those persons or entities who have asserted liens or encumbrances on the Subject Assets, all non-debtor parties to the Assigned Executory Contracts and any other notices that the Bankruptcy Court should require. Nothing contained in this Agreement shall prohibit Sellers from seeking the relief described herein with respect to the Bid Procedure Motion, by a combined motion or by filings in connection with Sellers’ request for the approval of a Disclosure Statement and solicitation procedures, including under Bankruptcy Court Local Rule 3018-2, so long as such filings are made with the consent of Buyer which shall not be unreasonably withheld.

Section 6.3  Sponsor Protection Fee.

(a)  The Parties acknowledge and agree that the execution and delivery of this Agreement may result in competing offers of greater aggregate value for the Subject Assets, and that there is significant value and benefit to Triad and the Bankruptcy Estate in having executed this Agreement.  Triad and Buyer also acknowledge that Triad and Buyer each has and will continue to incur significant expense and expend substantial management resources in connection with the sale and purchase of the Subject Assets.

(b)  Sellers agree that from and after the date that Buyer has delivered the Deposit to Triad through the earlier of the termination of this Agreement and the Closing Date, Sellers will not solicit competing or alternative proposals to purchase, transfer or otherwise dispose of all or a portion of the Business and the Subject Assets (an “Alternative Transaction”) unless instructed to do so pursuant to  Bankruptcy Court order.

(c)  Sellers agree, subject to Bankruptcy Court approval, to pay Buyer an amount of $1,000,000 (the “Sponsor Protection Fee”) which will be an amount in addition to the return of its Deposit if and only if each of the following occurs:

(i)  Buyer has paid the Deposit as required by this Agreement;

(ii)  Buyer has confirmed to Sellers in writing, on or before November 30, 2009 that it has completed its due diligence of Sellers, the Subject Assets, the Assumed Liabilities and other matters, and that Buyer is satisfied with the results thereof and is prepared to move forward;

(iii)  Buyer has delivered to Sellers, on or before November 30, 2009, the signed Bank Commitment Letter, the Wesbanco Commitment Letter and the Equity Commitment Evidence;

(iv)  Sellers have not terminated this Agreement because of a material breach of Buyer or Parent on or before January 31, 2010;

(v)  Buyer delivers to Sellers a true, correct and complete copy of the Diligence Report (including electronic access thereto) and grants to the Sellers and its assigns (which may include rival bidders for the Subject Assets so long as any such bidder has executed a confidentiality agreement and demonstrated financial abilities acceptable to Sellers) a nonexclusive, confidential, fully paid license and full right to use the Diligence Report and the information therein in connection with the administration of the Bankruptcy Estate and any prospective Alternative Transaction (provided that under no circumstances shall Parent or Buyer have any liability whatsoever in connection with, and the Sellers acknowledge that neither Buyer nor Parent make any representation regarding, the completeness or accuracy of such report); and

(vi)  Sellers have successfully consummated an Alternative Transaction on or before June 30, 2010.

(d)  Buyer expressly acknowledges and agrees that the Sponsor Protection Fee shall be payable only from and to the extent of  net cash proceeds, if any,  received by the Bankruptcy Estate from proceeds of any  Alternative Transaction.  Payment of the Sponsor Protection Fee shall be due at the time of the closing of the Alternative Transaction.  The Sponsor Protection Fee shall be entitled to an administrative priority under Section 503(b) of the Bankruptcy Code and shall be binding on any Chapter 11 or Chapter 7 Trustee which may be appointed.

Section 6.4  Defense of Orders.  Sellers shall use their reasonable best efforts to defend the Bid Procedures Order and the Confirmation Order in the event that Buyer elects, in its sole discretion, to close the purchase of the Subject Assets notwithstanding the pendency of any motion for reconsideration or appeal of such orders.

Section 6.5  Cure Procedure, Procedure for Designation of Assigned Executory Contracts and Satisfaction of Cure Obligations.  Subject to Section 365 of the Bankruptcy Code and the Confirmation Order, as of the Closing Date, Sellers will assign to Buyer, each of the Assigned Executory Contracts designated by Buyer pursuant to a Designation.  Sellers will be responsible for providing notice in a form acceptable to the Buyer of the proposed assignment to each of the non-debtor parties to the Assigned Executory Contracts.  Contemporaneously with the filing of the Disclosure Statement, Sellers shall deliver notice of the proposed assignments and proposed cure amounts to all non-debtor parties of Executory Contracts, which notice shall notify the non-debtor party of (i) the proposed cure amount and (ii) an objection deadline for such non-debtor party to object to the cure amount. To the extent that any objections to proposed cure amounts are received, Sellers shall use their best efforts to resolve such disputes concerning any cure amounts.  Buyer is entitled to rely on the cure amounts established by the Bankruptcy Court and will not incur any additional liability to the non-debtor parties for cure obligations. Buyer reserves the right to amend, by a signed writing delivered to Sellers, the list of Assigned Executory Contracts at any time prior to the hearing on confirmation of the Plan. Buyer shall have demonstrated the ability to satisfy the conditions of Sections 365(b)(1)(C) of the Bankruptcy Code to the extent necessary to permit the assumption by Buyer and the assignment by Sellers of the Assigned Executory Contracts.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT

The obligations of Buyer and Parent under this Agreement are, at its option, subject to satisfaction or fulfillment of the following conditions at or prior to the Closing Date, any one or more of which may be expressly waived in writing by Buyer in its sole discretion:

Section 7.1  Representations and Warranties.  The representations and warranties made by Sellers in this Agreement shall have been true and correct on the date hereof, and as of the Closing, with the same force and effect as though all such representations and warranties had been made as of the Closing.

Section 7.2  Performance of Covenants.  Each of the agreements, covenants and obligations, including each of the covenants under Article V, that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with.  Sellers shall have delivered each of the documents required to be delivered by Sellers pursuant to this Agreement.

Section 7.3  No Injunctions. There shall not be any pending or seriously threatened injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Subject Assets pursuant to this Agreement.

Section 7.4  No Violation of Law.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the transactions contemplated by this Agreement by any Governmental Authority of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the transactions contemplated by this Agreement or the transactions contemplated by this Agreement, which, in either case:

(a)  makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated by this Agreement; or

(b)  results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

Section 7.5  No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Subject Assets or the Business.  For the avoidance of doubt, the mere filing of the Bankruptcy Cases shall not constitute a Material Adverse Effect.

Section 7.6  Assigned Executory Contracts. The Bankruptcy Court shall have entered an order in form and substance satisfactory to Buyer authorizing the assumption by Sellers and the assignment to Buyer of the Assigned Executory Contracts; provided, however, that such order shall allow Buyer to amend the list of Assigned Executory Contracts by a signed writing delivered to Sellers at any time prior to the hearing on confirmation of the Plan, as provided by Section 6.5.

Section 7.7  No Registration of Preferred Shares. The Bankruptcy Court shall have entered an order in form and substance satisfactory to Buyer that the Preferred Shares are exempt from registration in accordance with Section 1145 of the Bankruptcy Code and Section 3(a)(10) of the Securities Act.

Section 7.8  Instruments of Transfer; Third Party Consents. Buyer shall have received from Sellers (i) the appropriate instruments of transfer required pursuant to Section 1.5 and Section 1.6, and (ii) any third party consents required to transfer to Buyer all rights and benefits in and to the Subject Assets.

Section 7.9  Required Regulatory Approvals. The Parties shall have received all Required Regulatory Approvals necessary for the completion of the transactions contemplated by this Agreement and the continuation of the Business, by Buyer, post Closing.

Section 7.10  No Excessive Cure Costs.  At the time of Closing, the aggregate of all Cure Costs with respect to the Environmental Defects and Title Defects shall not, as adjusted to take into account all Environmental Defects and Title Defects cured by Sellers at their own expense, exceed $4,050,000 and, if the aggregate of all Cure Costs exceeds $4,050,000, unless Sellers agree to reduce the Purchase Price by one dollar for each dollar by which the aggregate Environmental Defects, as so adjusted, exceed $4,050,000.

Section 7.11  Absence of Certain Changes. Sellers shall not be in breach of Section 5.13(a).

Section 7.12  Loan Agreements.  Buyer, or its designee, shall have entered into (i) the New Term Loan and (ii) the Wesbanco Assumption Agreement.

Section 7.13  Certificate of Non-Foreign Status.  Each of Sellers shall have delivered to Buyer a properly executed certificate, in the form prescribed by Treasury Regulations under Code § 1445, stating that the Seller is not a “foreign person” within the meaning of Code § 1445.

Section 7.14  Officer’s Certificate.  Buyer shall have received from each Seller, in form and substance reasonably satisfactory to Buyer and its counsel, certificates, dated the Closing Date, of the Chief Executive Officer or the President of Sellers, as to the satisfaction of the conditions set forth in Section 7.1, Section 7.2, Section 7.5 and Section 7.11.

Section 7.15  Release of Liens.  The Triad Secured Lenders shall have released all Encumbrances on the Subject Assets and Sellers shall have delivered to Buyer executed UCC-3 termination statements or other releases satisfactory to Buyer to evidence such releases.

Section 7.16  Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance satisfactory to Buyer and Parent.  The Confirmation Order shall contain findings that specifically (1) approve this Agreement and the transactions contemplated herein; (2) determine that the Executory Contracts are assumable executory contracts pursuant to 11 U.S.C. § 365(a)(2) or in the alternative, the oil and gas leases, the mineral leases and/or mineral interests of any kind or character being conveyed to the Buyer are interests in real estate that can be transferred to the Buyer outside of 11 U.S.C. § 365; (3) find non-debtor parties to the Executory Contracts or if applicable, the non-debtor parties to the oil and gas leases, mineral leases and/or mineral interests of any kind or character being conveyed to the Buyer have received adequate notice of the Plan and the notice contemplated under Section 6.5 of this Agreement, and are bound by the notice contemplated under Section 6.5 of this Agreement (and any orders entered related to this notice) and bound by the terms of the Plan and the Confirmation Order; (4) determine that (i) Buyer is a good faith purchaser; (ii) Buyer is not a successor in interest to Sellers; and (iii) that the Preferred Shares are exempt from registration pursuant to Section 1145 of the Bankruptcy Code and Section 3(a)(10) of the Securities Act.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Sellers’ obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by Sellers):

Section 8.1  Representations and Warranties.  The representations and warranties made by Buyer and Parent in this Agreement shall have been true and correct on the date hereof, and as of the Closing, with the same force and effect as though all such representations and warranties had been made as of the Closing.

Section 8.2  Performance of Covenants.  Each of the agreements, covenants and obligations, including each of the covenants under Article V, that Buyer or Parent is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with.  Buyer and Parent shall have delivered each of the documents required to be delivered by Buyer and Parent pursuant to this Agreement.

Section 8.3  No Injunctions. There shall not be any pending or seriously threatened injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Subject Assets pursuant to this Agreement.

Section 8.4  No Violation of Law.  There shall not be (i) any action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the transactions contemplated by this Agreement by any Governmental Authority of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the transactions contemplated by this Agreement or the transactions contemplated by this Agreement, which, in either case:

(a)  makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the transactions contemplated by this Agreement; or

(b)  results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

Section 8.5  Required Regulatory Approvals.  The Parties shall have received all Required Regulatory Approvals necessary for the completion of the transactions contemplated by this Agreement.

Section 8.6  Officer’s Certificate.  Sellers shall have received from Parent and Buyer, in form and substance reasonably satisfactory to Sellers and their counsel, a certificate, dated the Closing Date, of the President or any Vice President of Parent and Buyer, certifying as to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2.

Section 8.7  Cure Procedure, Procedure for Designation of Assigned Executory Contracts and Satisfaction of Cure Obligations.  Buyer shall have demonstrated the ability to satisfy the conditions of Sections 365(b)(1)(C) only of the Bankruptcy Code to the extent necessary to permit the assumption by Buyer and the assignment by Sellers of the Assigned Executory Contracts in accordance with Section 6.5.

Section 8.8  Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order.

Section 8.9  No Material Adverse Effect.  Since October 28, 2009, no Material Adverse Effect shall have occurred with respect to Parent.

ARTICLE IX

CLOSING

Section 9.1  Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hahn Loeser & Parks LLP, or at such other place as the Parties may agree, commencing at 10:00 a.m. local time on February 11, 2010 or such other date as Buyer and Sellers may mutually determine but in no event later than February 26, 2010 (the “Closing Date”).  The Parties shall use their commercially reasonable efforts to obtain the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby within nineteen (19) days after the Bankruptcy Court has entered the Confirmation Order approving such sale to Buyer, unless this provision is waived by Buyer.

ARTICLE X

TERMINATION; SURVIVAL AND LIMITATIONS OF
REPRESENTATIONS AND WARRANTIES

Section 10.1  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other Party hereto, at any time prior to the Closing Date:

(a)  by mutual written consent of the Parties;

(b)  by the Parties if any permanent injunction or other order of a court of competent authority or government agency that prevents the consummation of the transaction shall have become final and non-appealable;

(c)  immediately, by Sellers, if Buyer or Parent is in breach of their respective obligations under Section 2.1, Section 2.4, Section 5.1, Section 5.2, Section 5.4, Section 5.6, or Section 5.9; it being expressly understood and acknowledged by Buyer and Parent that time is of the essence with respect to their obligations in the afore-referenced sections.

(d)  by Sellers if (i) any of the conditions specified in Article VIII have not been met or waived by Sellers on or before the Closing Date or (ii) Buyer or Parent commits a breach of any of the covenants or agreements (other than those specified in Section 10.1(c)) contained herein, which breach cannot be or has not been cured within ten (10) days after Sellers have given written notice to Buyer and Parent of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to materially impair the ability of Buyer or Parent to perform its obligations under this Agreement in any material respect or otherwise materially threaten or materially impede the consummation of the transactions described in this Agreement;

(e)  by Buyer or Parent if (i) if the Sponsor Protection Fee is not approved by the Bankruptcy Court by November 30, 2009; (ii) any of the conditions specified in Article VII have not been met or waived by Buyer on or before the Closing Date; or (iii) Sellers commit a breach of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within ten (10) days after Buyer has given written notice to Sellers of such breach, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to materially impair the ability of Sellers to perform their obligations under this Agreement in any material respect or otherwise materially threaten or materially impede the consummation of the transactions described in this Agreement; or

(f)  by any Party if the Closing has not occurred by the later of (i) February 26, 2010 (or such later date as the Parties may agree to) or (ii) the date that is fourteen (14) days after the entry of the Confirmation Order.

Section 10.2  Effect of Termination.

(a)  Upon any termination of this Agreement pursuant to this Article X, this Agreement shall become wholly void and of no further force or effect and there shall be no liability on the part of any of the Parties or their respective shareholders, officers or directors or any Seller Related Party; provided, however, such termination shall not affect the liability of any Party for the intentional breach of any provision of this Agreement; and further provided, however, that the provisions of Section 10.2, Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 12.1, Section 15.7, Section 15.8, Section 15.11, Section 15.12, and Section 15.13 shall remain in full force and effect.

(b)  If Sellers terminate this Agreement pursuant to Section 10.1(c), Buyer and Parent shall, as liquidated damages, pay Sellers in cash an aggregate of $1,000,000 on or before the third business day immediately following the date as of which this Agreement is terminated (the “Deposit Valuation Date”), in which event the Parties will instruct the Escrow Agent to deliver all of the MHR Stock in the Escrow Account to Parent.  If Buyer and Parent do not pay such $1,000,000 on or before the Deposit Valuation Date, the Parties will instruct the Escrow Agent as follows:

(i)  if the cash and MHR Stock in the Escrow Account is worth more than $1,000,000 based on the volume weighted average price of the MHR Stock over the five (5) day period ending on the Deposit Valuation Date (the “VWAP Valuation”), the Escrow Agent shall promptly (A) sell (or transfer to a brokerage account in Buyer’s name and Buyer shall sell) $1,000,000 of the MHR Stock (based on the VWAP Valuation) less any cash in the Escrow Account and deliver such cash and all proceeds from the sale of such MHR Stock to Seller and (B) deliver to Parent any remaining cash and MHR Stock in the Escrow Account; and

(ii)  if the cash and MHR Stock in the Escrow Account is worth less than $1,000,000 (based on the VWAP Valuation) on the Deposit Valuation Date, all of the MHR Stock in the Escrow Account shall be sold as provided in (i) above and all proceeds therefrom and such cash shall be delivered to Sellers.

Upon the occurrence of the situation described in clause (ii) of the immediately preceding sentence, Buyer or Parent shall pay to Sellers within three (3) business days after the Deposit Valuation Date an amount in cash equal to the mathematical difference between (A) $1,000,000 and (B) amount received by Sellers from the distribution of any cash and the sale of the MHR Stock. Except as provided in this Section 10.2(b), Buyer and Parent shall have no further obligation to Sellers.

(c)  If a Party terminates this Agreement pursuant to Section 10.1(a), Section 10.1(b) or Section 10.1(d), the Parties agree to instruct the Escrow Agent to immediately deliver to Buyer all of the proceeds in the Escrow Account and the Parties shall have no further obligation to each other.

(d)  If a Party terminates this Agreement pursuant to Section 10.1(f), the Parties agree to instruct the Escrow Agent to immediately deliver to Buyer all of the proceeds in the Escrow Account and the Parties shall have no further obligation to each other; provided, that, if the Closing has not occurred because of Buyer’s failure to perform or observe any of its covenants or agreements set forth in this Agreement, Buyer and Parent shall, as liquidated damages, pay Sellers in cash an aggregate of $1,000,000 (in which event the Parties will instruct the Escrow Agent to deliver all of the cash and MHR Stock in the Escrow Account to Parent) or, in the absence of such payment, the Parties shall follow the procedures set forth in Section 10.2(b).

Section 10.3  Termination of Representations and Warranties.  The representations and warranties of the Parties in this Agreement or in any exhibit, appendix or schedule attached hereto shall terminate at the Closing.

Section 10.4  Termination of Covenants.  The covenants and agreements of the Parties hereto contained in this Agreement or in any exhibit, appendix or schedule attached hereto, to the extent that, by their terms, they are to be performed prior to or on the Closing Date, shall terminate on the Closing Date or, to the extent they are to be performed after the Closing, shall terminate sixty (60) days following the expiration of all applicable statutes of limitations applicable to any claim with respect to such covenant or agreement.

Section 10.5  Limitations of Representations and Warranties.  Buyer understands that none of Sellers nor any Seller Related Party are making any representation or warranty relating to Sellers or any of their assets, liabilities or operations or the transactions contemplated hereby whatsoever, express or implied, except that Sellers are making those representations and warranties explicitly set forth in Article III of this Agreement.  Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the Subject Assets net of the Assumed Liabilities. Except as specifically set forth in the representations and warranties in Article III of this Agreement, Buyer is not relying on the accuracy or completeness of any information regarding Sellers or any of their assets, liabilities or operations or the transactions contemplated hereby, and Buyer further agrees that no Seller Related Party shall have or be subject to any liability to Buyer or any other person or entity resulting from the distribution to Buyer, or their respective use, of any such information. Buyer further acknowledges that Sellers have made no agreement or promise to repair or improve any of the Subject Assets being sold to Buyer, and that Buyer takes all of the Subject Assets in the condition existing on the Closing Date “AS IS, WHERE IS” basis “WITH ALL FAULTS” and that except as expressly set forth in Article III of this Agreement, Sellers make no representations or warranties, terms, conditions, understandings or collateral agreements of any nature or kind, express or implied, by statute or otherwise, concerning the Subject Assets or the condition, quality, or usefulness of the Subject Assets, including without limitation any implied warranty of merchantability or fitness for a particular purpose, which warranties are also hereby expressly disclaimed.  NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY LOST PROFITS OR INDIRECT, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES UNDER ANY CIRCUMSTANCES.

Section 10.6  Disclosure.  Each matter set forth in any schedule attached to this Agreement (or any agreement, instrument or other documents specifically referenced in such Schedule to the extent a copy of the same has been delivered or made available to Buyer prior to the execution of this Agreement) shall be deemed to be disclosed for purposes of every other schedule to the extent its applicability to such other schedule is apparent on its face. The inclusion of any information in any of such schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is material for purposes of this Agreement or for any other purpose. To the extent that any document, agreement or other written information is referred to in any of such schedules, it shall be presumed that such document or agreement or written information has been provided or made available for inspection to Buyer.

ARTICLE XI

OTHER AGREEMENTS

Section 11.1  Other Agreements.  Sellers will promptly (and in no event less than seventy-two (72) hours) turn over all checks, drafts and other cash proceeds, including those received by wire transfer, relating to the collection of accounts receivable after the Closing Date.  Sellers hereby grant Buyer an irrevocable power of attorney to endorse such checks, drafts and other matters and any check, draft or other matter arising after the Closing relating to Buyer’s business issued in the name of Sellers.

ARTICLE XII

EXPENSES

Section 12.1  Expenses.  Parent, Buyer and Sellers will bear their own respective expenses, including attorneys’ and accountants’ fees, in connection with the preparation and negotiation of the transactions contemplated by this Agreement and the Related Agreements. The provisions of this Article XII shall not apply with respect to any expenses incurred by the Parties in connection with any action for a breach of this Agreement or any Related Agreement.

ARTICLE XIII

NOTICES

Section 13.1  Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the Parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either Party to the other) as follows:

To Parent or Buyer:	Magnum Hunter Resources Corporation 777 Post Oak Blvd., Suite 910 Houston, Texas 77056 Attention: Gary C. Evans, Chairman Facsimile: (832) 369-6992

With a copies, which shall not constitute notice, to:	Singer & Levick, P.C. 16200 Addison Road, Suite 140 Addison, Texas 75001 Attention: Larry A. Levick Facsimile: (972) 380-5748

Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: David E. Morrison Alexis Thomason Facsimile: (214) 855-8200

To Sellers:	Triad Resources, Inc. P.O. Box 430 Reno, OH 45773 Attention: James R. Bryden Facsimile: 740-374-9788

With copies, which shall not constitute notice, to:
Thomas A. St. Marie, Esq.
St. Marie Law Firm Co., L.P.A.
409 East Avenue, Suite A
Elyria, Ohio  44035
Facsimile:  (440) 323-6135

and

Hahn Loeser & Parks LLP
200 Public Square, Suite 2800
Cleveland, Ohio 44114
Facsimile:  (216) 241-2824
Attn:  Daniel A. DeMarco, Esq.

Either Party may change its address for the purposes of this Article XIV by giving the other Party written notice of the new address in the manner set forth above.

ARTICLE XIV

REMEDIES NOT EXCLUSIVE

Except as otherwise provided in Section 5.4(e) and Section 10.2(b), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at Law or in equity, by statute or otherwise.

ARTICLE XV

MISCELLANEOUS

Section 15.1  Escrow.  The rights, duties and obligations of the Parties pursuant to Section 2.2, Section 2.4 and Section 10.2 shall be administered by the Escrow Agent in strict accordance with the provisions of an escrow agreement to be entered into on or before November 5, 2009 by and among the Parties and the Escrow Agent, which shall be in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”).  Sellers shall be charged with and shall pay half of the escrow and other fees of the Escrow Agent and Parent and Buyer shall be charged with and pay the other half.

Section 15.2  Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Facsimile transmission or e-mail transmission in portable document format of the executed version of this Agreement or any counterpart thereof shall have the same force and effect as the original.

Section 15.3  Captions and Section Headings.  Captions and section headings are for convenience and reference only, are not a part of this Agreement and shall not be deemed to affect the meaning or interpretation of any section or paragraph hereof.

Section 15.4  Singular and Plural.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular includes the plural.

Section 15.5  Passage of Title and Risk of Loss.  Legal title, equitable title and risk of loss with respect to the Subject Assets will not pass to Buyer until such assets are transferred to Buyer at the Closing.

Section 15.6  Waivers.  The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing expressly waive any inaccuracies in the warranties and representations contained in this Agreement or expressly waive compliance with any of the covenants or conditions contained herein and so expressly waive performance of any of the obligations of the other Party hereto, and any defaults hereunder; provided, however, that such waiver must be in writing, and shall not affect or impair the waiving Party’s rights with respect to any other warranty, representation or covenant or any default hereunder, nor shall any waiver constitute a continuing waiver.

Section 15.7  Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person or give any third person any right of subrogation or action over or against any Party to this Agreement.

Section 15.8  Benefit and Burden; Assignment.  This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that this Agreement is not assignable, directly or indirectly, or any part thereof, by (i) Parent or Buyer without the prior written consent of Sellers (which consent shall not unreasonably be withheld, conditioned or delayed); or (ii) Sellers without the prior written consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed). Parent and Buyer hereby acknowledges that the assignment of this Agreement by Parent or Buyer may require the additional consent of the Triad Secured Lenders and the approval of the Bankruptcy Court.

Section 15.9  Amendments, Supplements or Modifications.  The Parties may amend or modify this Agreement in a writing duly executed in the same manner as this Agreement by duly authorized representatives of the Parties, provided that any such amendment shall be subject to the approval of the Bankruptcy Court.

Section 15.10  Entire Agreement.  This Agreement, together with the schedules, exhibits appendices and the agreements, certificates and instruments delivered pursuant hereto, and the Confidentiality Agreement, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings (written and oral) between the Parties, relating to the subject matter hereof including but not limited to that certain Letter of Intent dated as of September 1, 2009 by and between Triad and Parent.

Section 15.11  Governing Laws.  This Agreement shall be governed by and construed in accordance with the Bankruptcy Code, applicable Bankruptcy Rules and the internal, substantive laws of the State of Ohio without regard to any state’s choice or conflicts of laws provisions.

Section 15.12  Venue and Jurisdiction.

(a)  THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF OHIO LOCATED IN FRANKLIN COUNTY, OHIO AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT, EASTERN DIVISION OF THE STATE OF OHIO WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.13  Construction.

(a)  The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 15.14  Validity of Provisions.  Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portions of this Agreement, which remaining portions shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated there from, it being the intent of the Parties that they would have executed the remaining portions of this Agreement without including any such part or portion which may for any reason be declared invalid.

Section 15.15  Access to Records and Records Retention.  Sellers and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority, or judicial or administrative Proceeding related to liability for Taxes; (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Proceeding, or determination; and (iii) each provide the other with any final determination of any such audit or examination, Proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Sellers each shall retain, until the applicable statutes of limitations (including any extensions thereof) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Subject to Section 5.5, (i) Buyer hereby acknowledges that Sellers shall be entitled to make copies in electronic or paper form of all records relating to tax filings, production, shipping, inventory and depreciation as well as Sellers’ general ledger and (ii) such copies shall be retained by Sellers following the closing hereunder and may be moved to a location of Sellers’ choosing.

Section 15.16  Termination of Tax Sharing Agreements.  Any agreement between Sellers and any of its subsidiaries regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first set forth above.

PARENT

MAGNUM HUNTER RESOURCES CORPORATION

By:
Gary C. Evans, Chairman of the Board

BUYER

TRIAD HUNTER, LLC

By:
Gary C. Evans, President

SELLERS

TRIAD ENERGY CORPORATION

By:
James R. Bryden, President
ALPHA DRILLING, LTD.

By:
James R. Bryden, Manager

TRIAD RESOURCES, INC.

James R. Bryden, President

James R. Bryden hereby executes this Asset Purchase Agreement as of the date first set forth above solely for the purposes of Section 3.9(b) and in order to evidence his agreement to be bound by the terms of such section.

By:
James R. Bryden

Appendix A

Appendix of Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings applicable to both the singular and the plural form of the terms defined):

“Account Receivable” means any account or note receivable, right to refund, or deposit of any kind or nature accruing to Sellers and outstanding as of the Closing Date.

“ADL” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” has the meaning set forth in the first paragraph of this document.

“AIB” has the meaning set forth in the Recitals.

“Alternative Transaction” has the meaning set forth in Section 6.3(b).

“Applicable Period” has the meaning set forth in Section 2.4.

“Assigned Executory Contracts” means all executory contracts and unexpired leases, including, but not limited to, personal property leases, real property leases, oil and gas leases, supplier agreements, distribution agreements and operating agreements set forth on Schedule 3.8(a) that relate to the Subject Assets that Buyer designates in writing that Sellers will assume and assign to Buyer, which designation shall be made not later than  five (5) days after the hearing on the Disclosure Statement.  Such list of Assigned Executory Contracts may be amended in accordance with Section 6.5.

“Assumed Liabilities” shall mean only those obligations arising after the Closing Date under the Assigned Executory Contracts (except for any obligations or liabilities arising after the Closing Date attributable to any failure by Sellers to fully comply with the terms of the Assigned Executory Contracts prior to the Closing Date), and those liabilities listed below:

(a)  The Bryden Loan;

(b)  Purchase and sale orders entered into by Sellers in the Ordinary Course of Business and in existence at the time of Closing; and

(c)  Agreed Order No. 2003-1, dated March 3, 2003 by and between TRI and the Office of Oil & Gas, West Virginia Division of Environmental Protection.

“Bank Commitment Letter” has the meaning set forth in Section 5.1.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

Appendix A - 1

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101, et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Ohio Eastern Division.

“Bankruptcy Estate” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the federal Rules of Bankruptcy Procedure, as amended, or any successor rules.

“Bid Procedures Motion” has the meaning set forth in Section 6.1.

“Bid Procedures Order” has the meaning set forth in Section 6.1.

“Bill of Sale” has the meaning set forth in Section 1.5.

“Books and Records” has the meaning set forth in Section 1.1(l).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bryden” means James R. Bryden.

“Bryden Loan” means that certain loan from Bryden, which such loan is evidenced by a promissory note, a copy of which is attached as Appendix D (the “Bryden Loan”). As of the date hereof, the amount due under the Bryden Loan is $30,006.41.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or a day on which banks are closed as required by applicable Law.

“Buyer” has the meaning set forth in the first paragraph to this Agreement.

“Buyer Documents” has the meaning set forth in the Section 4.2.

“Buyer’s Estimated Cure Cost” has the meaning set forth in Section 5.4(f)(iv).

“Capital One” has the meaning set forth in the Recitals.

“Cash Payment” has the meaning set forth in Section 2.1(a).

“Citibank” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 9.1.

“Closing Costs” has the meaning set forth in Section 5.3.

Appendix A - 2

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section 5.5(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.4(b).

“Confirmation Order” means an order approving confirmation of the Plan which has become a final non-appealable  order under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

“Cure Costs” has the meaning set forth in Section 5.4(g).

“Data Room” has the meaning set forth in Section 3.8(a).

“Deed” has the meaning set forth in Section 1.6.

“Deposit” has the meaning set forth in Section 2.4.

“Deposit Conversion Date” has the meaning set forth in Section 2.4.

“Deposit Valuation Date” has the meaning set forth in Section 10.2(b).

“Designation” has the meaning set forth in Section 5.16(a).

“Disclosure Statement” shall mean a Disclosure Statement as described in Section 1125 of the Bankruptcy Code.

“Diligence Report” has the meaning set forth in Section 5.4(b).

“Employee Benefit Plan” means (x) any “employee benefit plan” or “plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”), and (y) all plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether qualified or nonqualified, currently effective or terminated within the six (6) years preceding the date hereof), and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by any of the Sellers or any other corporation or trade or business under common control with any of the Sellers (an “ERISA Affiliate”) as determined under Section 414(b), (c) or (m) of the Code with respect to the Business, or with respect to which Sellers have or may have any Liability that could affect the Business, or (ii) provides benefits, or describes policies or procedures applicable, to any director, officer, employee, former director, officer, employee or dependent thereof of Sellers, regardless of whether funded.  Employee Benefit Plan also includes any written or enforceable oral representations made to any director, officer, employee or former director, officer or employee of Sellers promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B or complementary state law).

Appendix A - 3

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right-of-way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, exercise of any other attribute of ownership, or other similar encumbrances of any nature whatsoever.

“Environmental Defect” means:

(a)  any violation of, or condition or circumstance giving rise to liability under, any Environmental Law on any Subject Asset, or which arises from the ownership, record keeping, construction, maintenance, repair or operation thereof; or

(b)  any condition or circumstance with respect to any Subject Asset or the ownership, record keeping, construction, maintenance, repair or operation thereof, which could (without notice or the lapse of time or both) result in or give rise to, an Environmental Defect.

“Environmental Defect Notice” has the meaning set forth in Section 5.4(f).

“Environmental Laws” means any and all Laws, relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), the Oil Pollution Act of 1990, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes.

“Equity Commitment Evidence” has the meaning set forth in Section 5.2.

“ERISA” has the meaning set forth in the definition of “Employee Benefit Plan.”

“ERISA Affiliate” has the meaning set forth in the definition of “Employee Benefit Plan.”

“Escrow Account” has the meaning set forth in Section 2.4.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Escrow Agreement” has the meaning set forth in Section 15.1.

“Examination Period” has the meaning set forth in Section 5.4(c).

Appendix A - 4

“Excluded Assets” has the meaning set forth in Section 1.1 and shall include those Subject Assets set forth on Schedule 1.1 to this Agreement.

“Excluded Liabilities” shall mean each and every Liability of the Sellers (whether arising prior to, at the time of, or subsequent to Closing) other than the Assumed Liabilities.

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Executory Contracts” means all executory contracts and unexpired leases to which any Seller is party, and under which each party thereto  continues to have unperformed obligations, including, but not limited to, the obligation of any party to make payment or perform services.  The definition of “Executory Contracts” includes, but is not limited to, personal property leases, real property leases, oil and gas leases, supplier agreements, distribution agreements, operating agreements, and executory licenses of Proprietary Property.

“Financial Statements” has the meaning set forth in Section 3.6.

“Governmental Authority” means any national, federal, state, local or other governmental, regulatory or administrative authority, agency, department, or any court, tribunal or judicial or arbitral body of any country or any political subdivision thereof.

“Holdback Amount” has the meaning set forth in Section 2.2(b).

“Holdback Escrow Account” has the meaning set forth in Section 2.2(b).

“Holdback Escrow Agreement” has the meaning set forth in Section 2.2(b).

“Holdings” has the meaning set forth in Section 5.14.

“Including” means including without limitation.

“Initial Overbid” has the meaning set forth in Section 6.1(e).

“Intellectual Property” means on a world-wide basis, any and all: (i) patents, patent disclosures, patent applications, designs, algorithms and other industrial property rights, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), together with all authors’ and moral rights (whether choate or inchoate, published or unpublished), (iv) mask works, (v) computer software (including source code (with all comments and remarks, if any), object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential or proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, technical and development plans and proposals, technical data and customer, prospect and supplier lists and information), (vii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, (viii) “technical data” as defined in 48 CFR § 27.401, (ix) copies and tangible embodiments thereof (in whatever form or medium), and (x) all registrations, applications (pending and in-process), renewals, extensions, continuations, divisions or reissues of any of the foregoing rights, now or hereafter in force (including all rights therein).

Appendix A - 5

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 1.5.

“Key Employee” has the meaning set forth in Section 5.6.

“Key Employee Employment Agreement” has the meaning set forth in Section 5.6.

“Last Balance Sheet Date” has the meaning set forth in Section 3.6.

“Law” means any national, federal, state, local or other law, statute, rule, regulation, ordinance, code, policy, order, decree, judgment, consent, settlement agreement or other governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Lease Burdens” means the royalties, overriding royalties, production payments, net profit interests, and all similar interests burdening the Mineral Leases or production therefrom, that are legally binding and enforceable at law or in equity.

“Liability” means any direct or indirect debt, obligation or liability of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown.

“Material” means any result, action or item which a reasonable Person operating a business of the size and type of Sellers would deem sufficient to have a significant impact on such company’s operation in the Ordinary Course of Business or on the value of the Subject Assets.

“Material Adverse Effect” shall mean (a) a material adverse effect upon the business, operations, properties, assets, financial condition or prospects of a Person, that results in a reduction of more than 25% of the net worth of the Buyer, Parent or Seller, taken as a whole, as the case may be, or (b) a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or any of the Related Agreements.

“Material Contract” has the meaning set forth in the Section 3.8(a).

“MHR Stock” has the meaning set forth in Section 2.4.

“Mineral Leases” has the meaning set forth in Section 1.1(a).

“Minimum Bid Increment” has the meaning set forth in Section 6.1(f).

“Net Revenue Interest” means the decimal ownership of the lessee in production from a Mineral Lease, after deducting all applicable Lease Burdens.

“New Term Loan” has the meaning set forth in Section 2.1(d).

Appendix A - 6

“Ordinary Course of Business” means, with respect to any Person, such Person has conducted its business in the ordinary and usual course consistent with its past custom and practices (except any payments or liabilities to any related parties of Sellers other than rent or salaries) and in accordance with applicable Laws.

“Other Real Estate Leases” has the meaning set forth in Section 1.1(k).

“Owned Real Property” has the meaning set forth in Section 3.13(a).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Permit” means any permit, franchise, certificate, consent, clearance, notification, authorization, approval, registration or license granted by or obtained from any Governmental Authority in accordance with applicable Law.

“Permitted Encumbrances” means:

(a)  Production sales contracts; division orders; contracts for sale, purchase, exchange, refining, processing or fractionating of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; and pipeline, gathering, and transportation agreements;

(b)  Any liens or security interests created by law or reserved in a Mineral Lease for royalty, bonus or rental or for compliance with the terms of any Mineral Leases and Wells;

(c)  Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations, to the extent such matters do not interfere in any material respect with Sellers’ operation of the portion of the mineral leases and wells burdened thereby;

(d)  All applicable Lease Burdens; and

(e)  such other Encumbrances as Buyer may agree to accept in writing.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or any other entity or organization including a government or political subdivision or an agency, officer, department, commission, board, bureau or instrumentality thereof.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means a plan of reorganization filed, noticed and served in accordance with the requirements of Bankruptcy Code Sections 1121 through 1144 and the Bankruptcy Rules, which provides for Bankruptcy Court approval of inter alia (1) the sale of the Subject Assets to Buyer free and clear of liens, claims and encumbrances, (2) assumption of certain enumerated liabilities, (3), approval of assumption or assignment of certain of the Subject Assets in accordance with the terms and conditions of this Agreement, (4) an exemption for the Preferred Stock from securities laws under 1145 of the Bankruptcy Code and Section 3(a)(10) of the Securities Act and (5) a finding that Buyer is a good faith purchaser and is not the successor of any Seller.

Appendix A - 7

“Preferred Shares” has the meaning set forth in Section 2.1(b).

“Proceeding” means any action, suit, charge, complaint, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Proprietary Property” shall mean all of Sellers’ intellectual property, including, but not limited to all U.S. and foreign patents (including all reissues, divisions, continuations in part and extensions thereof) if any, registrations of trademarks, service marks, and other marks (including the goodwill pertaining thereto), trade names, registrations of trade names, labels or other trade rights, trade secrets, registered user entries, copyrights, copyright registrations and pending applications for patents, registrations of entries, and trademarks and other marks, brand names, domain names, Internet web sites and content, labels, slogans, promotional material and other trade rights, whether or not registered, formulas, recipes, technology, software and proprietary and other technical information including all contracts, agreements and licenses relating thereto, owned by Sellers or in which they have any rights.

“Purchase Price” has the meaning set forth in Section 2.1.

“Related Agreements” means the Bill of Sale and any other written agreement executed on or after the date hereof by Sellers, Buyer or any of their respective Affiliates, as applicable, in connection with the transactions provided for in this Agreement and the Closing hereunder.

“Replacement Lenders” has the meaning set forth in Section 2.1(d).

“Required Regulatory Approvals” shall mean all consents and approvals required from all regulatory authorities or Governmental Authorities having jurisdiction over the Parties as shall be necessary for the completion of the transactions contemplated by this Agreement and the continuation of the Business, by Buyer, post Closing.

“Seller Related Party” means a Seller’s stockholders, members, direct or indirect Affiliates, officers, directors, employees or representatives.

“Sellers” has the meaning set forth in the first paragraph to this Agreement.

“Sellers’ Bankruptcy Filings” has the meaning set forth in Section 3.7.

“Sellers’ Documents” has the meaning set forth in Section 3.2.

“Sellers’ Records” has the meaning set forth in Section 1.1(l).

“Sellers’ Retained Records” means Sellers’ corporate governance record books and instruments and all files, records and documents of Sellers that do not relate to the Business or the current or past use of any Subject Assets being transferred to Buyer hereunder.

Appendix A - 8

“Significant Capital Expenditure” means any capital purchase in excess of $50,000.

“Sponsor Protection Fee” has the meaning set forth in Section 6.3(c).

“Stalking Horse” has the meaning set forth in Section 6.1(a).

“Subject Assets” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including without limitation:  (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers’ compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” means all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (and all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Title Defect” means any condition (other than a Permitted Encumbrance) that now or in the future:  (A) reduces Sellers’ Net Revenue Interest in any of the Mineral Leases or Wells to less than the amount as shown on Schedule 3.9(a) for each Mineral Leases or Well; (B) increases Sellers’ Working Interest as set forth on Schedule 3.9(a) for each Mineral Lease or Well (other than increases that would result in the Net Revenue Interest in such Mineral Lease or Wells being proportionately increased); or (C) imposes, on any of the Mineral Leases any lien, charge, encumbrance, claim, easement, servitude, right, burden or defect that is not a Permitted Encumbrance hereunder.

“Title Defect Notice” has the meaning set forth in Section 5.4(f).

“TOG” has the meaning set forth in the first paragraph of the Agreement.

“Transfer Taxes” has the meaning set forth in Section 2.6.

“TRI” has the meaning set forth in the first paragraph to this Agreement.

“Triad” has the meaning set forth in the first paragraph to this Agreement.

“Triad Debt” has the meaning set forth in the Recitals.

“Triad Secured Lenders” has the meaning set forth in the Recitals.

“TTE” has the meaning set forth in the Recitals.

“TTR” has the meaning set forth in the Recitals.

Appendix A - 9

“VWAP Valuation” has the meaning set forth in Section 10.2(b)(ii).

“Wells” has the meaning set forth in Section 1.1(b).

“Wesbanco” has the meaning set forth in the Recitals.

“Wesbanco Assumption Agreement” has the meaning set forth in Section 2.1(c).

“Wesbanco Commitment Letter” has the meaning set forth in Section 2.1(c).

“Wesbanco Debt” has the meaning set forth in the Recitals.

“Working Interest” means that interest that bears a share of all costs and expenses proportionate to the interest owned, associated with the exploration, development and operation of a Mineral Lease and the Wells associated therewith, that the owner of a Mineral Lease is required to bear and pay by reason of such ownership, expressed as a decimal

Appendix A - 10

Appendix C

Stock Options

All common stock options below will be granted on the date of the first meeting of the Board of Directors of Parent following the date the persons below become employees of Parent.  Exercise prices for these options will be set at Parent’s share price at the close of the market on the grant date:

James R. Bryden (Director):	100,000 s/s common stock options

Robert J. Roberts:	75,000 s/s common stock options

John S. Tumis:	37,500 s/s common stock options

Kimberly R. Arnold:	25,000 s/s common stock options

Jeff Brammer:	25,000 s/s common stock options

Mike Horan:	25,000 s/s common stock options

Kyle Bradford:	25,000 s/s common stock options

Appendix C